UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

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77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on July 13, 2020 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, all of which will be proposed as ordinary resolutions:

1.	To re-elect Dr. Lars G. Ekman as a director;

2.	To re-elect Mr. Joseph S. Zakrzewski as a director;

3.

To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 30 to 62 of the accompanying Proxy Statement;

4.

To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 10 to 11 of the accompanying Proxy Statement; and

5.

To approve the Amarin Corporation plc 2020 Stock Incentive Plan as described in full on pages 12 to 19 of the accompanying Proxy Statement in advance of the expiration of the 2011 Plan (as defined below).

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2019 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2019 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, May 22, 2020, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement.

Impact of COVID-19

Ireland has published compulsory measures (the “Stay at Home Measures”) to address the spread of the coronavirus (COVID-19). Among other things, the Stay at Home Measures prohibit travel of further than 20 kilometers away from your home and public gatherings of more than four people. The Stay at Home Measures are subject to review by the Irish government on a periodic basis, and while they remain in force, the Company and its shareholders are required to comply with these measures in the holding of the Annual General Meeting.

As a public limited company organized under the laws of England and Wales, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting would constitute a quorum for the transaction of business at the Annual General Meeting. However, consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that shareholders holding at least one-third of our outstanding shares of voting stock are present at the meeting or by proxy. In the interest of ensuring the health and safety of those attending the Annual General Meeting while complying with meeting requirements, the Company will limit attendance at the Annual General Meeting to two people and will implement social distancing measures at the Annual General Meeting venue.

Accordingly, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this proxy statement.

Management of the Company will not be in attendance at the Annual General Meeting and will not be making a formal presentation in connection with the Annual General Meeting. Management remain available to shareholders through existing shareholder relations communication channels.

The situation with respect to COVID-19 is rapidly evolving, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Important Notice of Internet Availability. The accompanying Proxy Statement and Annual Report will also be available to the public at http://investor.amarincorp.com.

Sincerely,

/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

June 1, 2020

IN LIGHT OF THE COVID-19 PANDEMIC, WE STRONGLY ENCOURAGE YOU TO PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

ii

PROXY STATEMENT FOR

2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 13, 2020

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2020 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on July 13, 2020 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about June 1, 2020.

Please vote on the resolutions specified in the Notice of Annual General Meeting by appointing a proxy. A form of proxy for use by holders of ordinary shares at the Annual General Meeting is enclosed. Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this proxy statement.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 14:00 p.m. local time on July 9, 2020. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Okapi Partners to assist us in the distribution and solicitation of proxies for a fee of $15,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Impact of COVID-19

Ireland has published compulsory measures (the “Stay at Home Measures”) to address the spread of the coronavirus (COVID-19). Among other things, the Stay at Home Measures prohibit travel of further than 20 kilometers away from your home and public gatherings of more than four people. The Stay at Home Measures are subject to review by the Irish government on a periodic basis, and while they remain in force, the Company and its shareholders are required to comply with these measures in the holding of the Annual General Meeting.

As a public limited company organized under the laws of England and Wales, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting would constitute a quorum for the transaction of business at the Annual General Meeting. However, consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that shareholders holding at least one-third of our outstanding shares of voting stock are present at the meeting or by proxy. In the interest of ensuring the health and safety of those attending the Annual General Meeting while complying with meeting requirements, the Company will limit attendance at the Annual General Meeting to two people and will implement social distancing measures at the Annual General Meeting venue.

Accordingly, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this proxy statement.

Management of the Company will not be in attendance at the Annual General Meeting and will not be making a formal presentation in connection with the Annual General Meeting. Management remain available to shareholders through existing shareholder relations communication channels.

The situation with respect to COVID-19 is rapidly evolving, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on May 22, 2020 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 391,298,766 Ordinary Shares were issued and 385,595,809 were outstanding, of which approximately 385,394,476 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card in order to vote on the proposals.

Persons who hold ADSs through a bank, broker or nominee on the Record Date will receive documentation and instructions for voting such ADSs at the Annual General Meeting, including the ADS proxy card, through such organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

ADS holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADSs pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on July 6, 2020 (the “Instruction Date”).

Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Under U.S. national securities exchange rules, if the beneficial owner does not provide voting instructions, your brokerage firm, bank or other financial institution is only allowed to vote your shares on routine matters, and cannot vote your shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank or other financial institution holding the shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the brokerage firm, bank or financial institution does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote such shares. The appointment of our independent registered public accounting firm (Proposal 4) is the only routine matter being presented at the Annual General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your shares will be voted at the Annual General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement.

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1 and No. 2—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

Proposal No. 5—Approval of the Amarin Corporation plc 2020 Stock Incentive Plan in advance of the expiration of the 2011 Plan. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this proxy statement. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Subject to the foregoing, any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this proxy statement. Subject to the foregoing, beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote in person at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1 AND 2

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or other cause in accordance with the Articles.

As described below, the Board has nominated Dr. Ekman and Mr. Zakrzewski for re-election at the Annual General Meeting. Each of the nominees has indicated his willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the Nasdaq Global Select Market (“Nasdaq”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Dr. Ekman and Mr. Zakrzewski for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Dr. Ekman and Mr. Zakrzewski to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Lars G. Ekman, M.D., Ph.D. (2008)	70	Director
Joseph S. Zakrzewski (2010)	57	Director

Directors Continuing in Office:
Jan van Heek (2010)	70	Director
Kristine Peterson (2010)	60	Director
David Stack (2012)	68	Director
Patrick J. O’Sullivan (2011)	78	Director
John F. Thero (2014)	59	President, Chief Executive Officer, Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008, and was named Amarin’s lead independent director in October 2011 and Amarin’s Chairman of the Board effective January 2014. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Investments and serves as Chairman of Sophiris Bio Inc. (formerly Protox Therapeutics), Chairman of Afyx Therapeutics (formerly Dermtreat), as well as Chairman of Prothena Biosciences. From October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman also sits on the board of directors of Ultragenyx Pharmaceutical Inc. and previously Spark Therapeutics. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

Joseph S. Zakrzewski joined Amarin as a non-executive director in January 2010. From November 2010 to December 2013, Mr. Zakrzewski served as Amarin’s Chief Executive Officer and Chairman of the Board of Directors. From May 2007 to May 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics, and from January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company including as Vice President, Corporate Business Development from 2003 through 2004. In addition, Mr. Zakrzewski served as a Venture Partner with OrbiMed in 2010 and 2011. Mr. Zakrzewski currently serves on the board of directors of Acceleron Pharma and Sangamo Therapeutics as well as a number of privately held companies. Mr. Zakrzewski earned a B.S. in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University as well as an M.B.A. in Finance from Indiana University. The Board believes that Mr. Zakrzewski should serve on our Board based on his experience in various areas of operations and business development matters, his knowledge of our Company gained from his former position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies.

Directors Continuing in Office

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the Chief Executive Officer and senior management team. Mr. van Heek is currently a board member of Minerva Neurosciences, Inc. and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, she served as Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Paratek Pharmaceuticals, Inc., ImmunoGen, Inc., EyePoint Pharmaceuticals, Inc., Enanta Pharmaceuticals, Inc. and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an M.B.A. in Marketing from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful given the recently approved expanded label for Vascepa.

David Stack joined Amarin as a non-executive director in December 2012. Mr. Stack is currently the President and Chief Executive Officer of Pacira Pharmaceuticals, Inc. Mr. Stack was a managing director of MPM Capital from 2005 until 2017 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories from 1981 until 1993, in various positions including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of Pacira Pharmaceuticals, Inc., Chiasma, Inc. and Prognos AI. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. from 2006 to 2010 and BioClinica, Inc. from 1999 to 2010. Mr. Stack holds a B.S. in Pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. The Board believes that Mr. Stack’s qualifications to sit on our Board include his extensive experience with pharmaceutical companies as an executive and director, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations in all stages of development.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and board member of the LEO Pharma companies in Ireland and more than 10 years as a board member of the parent company of the LEO Pharma Group in Denmark. He was also a member of the board of directors of Allergan plc from 2013 to 2018. Since 2007, Mr. O’Sullivan has been a business consultant to the pharmaceutical industry. Mr. O’Sullivan trained as a pharmacist. He earned a Bachelor of Commerce and an M.B.A. from University College in Dublin. The Board believes that Mr. O’Sullivan’s experience from serving as an officer and director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

John F. Thero joined Amarin in November 2009. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective January 2014. Prior to his promotion, he was Amarin’s President since November 2010 before which he was Amarin’s Chief Financial Officer. Mr. Thero has more than 30 years of senior financial and operational management experience, including supporting the growth of life science companies for over 20 years. Prior to Amarin, Mr. Thero also served in a variety of roles and has helped manage both the successful commercial growth and the successful sale of companies between 1994 and 2007. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant. He currently serves as a member of the board of directors of Chiasma, Inc. He received a B.A. in Economics from the College of the Holy Cross. In 2019, Mr. Thero was named Ernst & Young LLP Entrepreneur of the Year for Life Sciences. The Board believes that Mr. Thero’s experience in management positions at life sciences companies, as well as his experience as Amarin’s President and Chief Executive Officer and, before that, as Amarin’s President and Chief Financial Officer, provide him with the appropriate qualifications and skills to serve as a member of the Board.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2017 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2019 annual general meeting, the Company’s shareholders supported the say-on-pay vote with 96.8% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 30 to 62 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy, including, in the case of the Company’s Chief Executive officer, discussion of his salary, as approved effective February 1, 2019, which was below the 25th percentile for Chief Executive Officers within our peer group, as well as review of incentive compensation, which is intentionally heavily weighted to equity compensation in an effort to align such compensation with investors, and review the Company’s performance against predefined goals.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by Ernst & Young LLP (“E&Y”), our independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2019 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2019 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2019 and 2018. Audit fees are for services relating to the years ended December 31, 2019 and 2018 as described in (1) below and all non-audit fees are for services invoiced in 2019 and 2018.

	2019	2018
Audit Fees(1):	$1,437,507	$1,663,527
Audit-Related Fees:	$—	$—
Tax Fees(2):	$6,630	$15,394
All Other Fees:	$—	$—

Total All Fees:	$1,444,137	$1,678,921

(1)

Audit fees for 2019 include fees incurred in connection with the audit of our financial statements as of December 31, 2019, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2019, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.

(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2020. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4

PROPOSAL NO. 5

APPROVAL OF THE AMARIN CORPORATION PLC 2020 STOCK INCENTIVE PLAN

IN ADVANCE OF THE EXPIRATION OF THE 2011 PLAN

Proposal

Our Board believes that share-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee members of our Board (the “directors”) and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Consistent with our compensation philosophy and objectives, our Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On March 16, 2020, our Board, based on input from Radford, part of the Rewards Solutions practice of Aon Plc, as independent external compensation consultants to our Remuneration Committee (“Radford”), and the recommendation of our Remuneration Committee, adopted, subject to shareholder approval, the Amarin Corporation plc 2020 Stock Incentive Plan (the “2020 Plan”). The 2020 Plan is designed to enhance the flexibility to grant equity awards to our employees, officers, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by our Board and the Remuneration Committee.

With the launch of VASCEPA in the United States for its new cardiovascular risk reduction indication in January 2020, our workforce needs have increased. And with our intentions to expand internationally, directly or in partnership with other companies, our workforce needs are expected to continue to increase, as we support our growing enterprise. Between February 2018 and February 2020, we increased the size of our work force by more than 700 employees, including management-level employees, as well as employees integral to the market-preparation initiatives and launch of the broader VASCEPA label. If the 2020 Plan is not approved, efforts to grow our work force could be disadvantaged, and we believe we would be at a significant disadvantage against our competitors for recruiting, retaining and motivating those individuals who are critical to our success. We could be forced to increase cash compensation, reducing resources available to meet our other business initiatives or may not succeed in attracting the experienced and talented employees we need to support our intended expansion if shareholders do not approve the 2020 Plan.

The terms of the 2020 Plan reflect current accounting, regulatory and tax rules and include provisions that are designed to protect our shareholders’ interests and reflect corporate governance best practices. The 2020 Plan is intended to be the successor to the Amarin Corporation plc Stock Incentive Plan (as amended, the “2011 Plan”), which 2011 Plan is scheduled to expire in the coming year. A copy of the 2020 Plan is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference.

Based on analysis presented to the Company by Radford, the Company has fewer aggregate awards covering our Ordinary Shares or ADSs (“Shares”) outstanding under our 2011 Plan as a percentage of total outstanding Shares than is typical of our peer companies and the number of Shares underlying stock options or other forms of equity awards by the Company on an annual basis as a percentage of total outstanding Shares has been lower than is typical for our peer companies. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of our compensation philosophy and the “Rationale for the Reserve Pool” discussion below describes the importance of this proposed 2020 Plan for retaining and motivating talented and qualified employees. As of March 31, 2020, there were stock options to acquire 17,207,421 Shares outstanding under the Company’s equity compensation plans with a weighted average exercise price of $7.92 and a weighted average remaining term of 6.75 years. In addition, as of March 31, 2020, there were 1,984,951 unvested full value awards subject to service-based vesting, 4,246,552 unvested full value awards subject to performance-based vesting, and 801,554 vested but deferred full value awards outstanding under the Company’s equity compensation plans. Other than the foregoing, no awards under the Company’s equity compensation plans were outstanding as of March 31, 2020. As of March 31, 2020, there were 3,786,831 shares which remained available for grant under the 2011 Plan, representing approximately 1% of the total Shares outstanding as of such date.

Summary of Material Features of the 2020 Plan

The material features of the 2020 Plan are:

•

The maximum number of Shares that can be issued under the 2020 Plan shall not exceed the sum of (i) 20,000,000 Shares and (ii) the Shares that remain available for grant under the 2011 Plan as of date the 2020 Plan is approved by the Company’s shareholders (the “Plan Limit”);

•	The 2020 Plan provides for the award of stock options (both incentive and non-qualified stock options), restricted stock units and certain limited unrestricted share awards;

•	The 2020 Plan will be administered by the Remuneration Committee;

•	Stock options will not be repriced in any manner without shareholder approval;

•

Shares subject to grants under the 2011 Plan and the Company’s 2002 Stock Option Plan (as amended, the “2002 Plan”) that are outstanding as of the date of shareholder approval of the 2020 Plan but subsequently expire, are forfeited, surrendered, canceled or otherwise terminated in whole or in part, other than through exercise, may be made available for subsequent grants under the 2020 Plan at the discretion of the Remuneration Committee;

•	Shares that are tendered or held back to cover the exercise price of an award or for taxes will not be added to the reserved pool under the 2020 Plan;

•	Any dividends and dividend equivalent rights payable with respect to any award under the 2020 Plan are subject to the same vesting provisions as the underlying award;

•

The definition of “change of control” in the 2020 Plan requires the consummation of a specified change of control transaction and is not a “liberal” change of control definition (i.e., our Board does not have the ability to exercise discretion with respect to what does and does not constitute a “change of control”);

•	Any material amendment to the 2020 Plan is subject to approval by our shareholders; and

•	The term of the 2020 Plan will expire on the tenth anniversary of the date of shareholder approval of the 2020 Plan.

Based solely on the closing price of our ADSs as reported by Nasdaq on March 31, 2020 and the maximum number of Shares that would have been available for awards as of such date under the 2020 Plan, the maximum aggregate market value of the Shares that could potentially be issued under the 2020 Plan is $95,147,324, of which $15,147,324 represents Shares that were available for grant under the 2011 Plan as of such date and $80,000,000 represents the 20,000,000 new Shares which can be issued under the 2020 Plan. The Shares available for issuance under the 2020 Plan will be authorized but unissued Shares or Shares acquired in the open market or otherwise.

Rationale for the Reserve Pool

The 2020 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Remuneration Committee and our Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success in Ireland, the United States and internationally.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Remuneration Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes is necessary and appropriate to attract, reward and retain our employees.

Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. As of March 31, 2020, 100% of our employees held outstanding equity awards in varying levels or were within a three-month provisional period to become eligible to receive equity awards. By ensuring that our employees hold equity awards, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the 2017 through 2019 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares outstanding for that year, for each of the last three fiscal years:

Based on input from Radford, the Remuneration Committee and the Board determined the size of reserved pool under the 2020 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our requested share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next two to three years.

Share Element	2019	2018	2017
Time- and Performance-Based Stock Options Granted(1)	2,648,121	4,363,111	3,827,075
Time- and Performance-Based Full-Value Awards Granted(2)	1,472,965	2,633,609	4,196,504
Adjusted Full-Value Awards Granted(3)	2,209,448	3,950,414	6,294,756
Total Awards Granted(4)	4,857,569	8,313,525	10,121,831
Weighted average common shares outstanding during the fiscal year	342,538,086	297,236,903	270,651,521
Annual Burn Rate	1.42%	2.80%	3.74%
Three Year Average Burn Rate(5)		2.65%
Weighted average common shares outstanding during the fiscal year, including shares issuable upon conversion of preferred stock	371,470,086	328,819,903	303,469,521
Annual Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock	1.31%	2.53%	3.34%
Three Year Average Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock(5)		2.39%

(1)	Includes nil performance-based stock options granted in each of 2019, 2018, and 2017.
(2)	Includes 645,000, 1,060,000, and 2,530,000 performance-based full-value awards granted in 2019, 2018, and 2017, respectively.
(3)

In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the total Time- and Performance-Based Full-Value Awards Granted subject to a multiplier based on our recent historic stock price volatility. Based on our recent historical stock price volatility and ISS metrics, we have utilized a full-value award multiplier of 1.5 for purposes of calculating the average burn rate for the last three fiscal years.

(4)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.

(5)

As illustrated in the table above, our three-year average burn rate for the last three fiscal years was 2.65% based on weighted average common shares outstanding and 2.39% based on weighted average common shares outstanding including shares issuable upon conversion of preferred stock, which are both below the 2020 ISS industry category burn rate benchmark of 8.08% for Russell 3000 pharmaceuticals and biotechnology companies.

Summary of the 2020 Plan

The following description of certain features of the 2020 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2020 Plan, which is attached hereto as Exhibit A.

Eligibility. Eligible persons include any employee, officer, consultant or director providing services to the Company or any affiliate of the Company, as determined by the Remuneration Committee. As of March 31, 2020, approximately 1,006 individuals would have been eligible to participate in the 2020 Plan had it been effective on such date, which includes five executive officers, approximately 994 employees who are not executive officers, six non-employee directors and one consultant.

Stock Options. The 2020 Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) options that do not so qualify. Options granted under the 2020 Plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiary or parent (each as defined in Section 424 of the Code) of the Company. Non-qualified stock options may be granted to any persons eligible to receive awards under the 2020 Plan. The option exercise price of each option will be determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose will be the closing sale price of the Shares on Nasdaq on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure. Incentive stock options cannot be granted in respect of more than 20,000,000 Shares.

The term of each option may not exceed ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the 2020 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity. The method of payment to be used to exercise an option will be determined by the Remuneration Committee and may consist of, alone or in combination, (a) cash or check, (b) surrender (or attestation to the ownership following such procedures as the Company may prescribe) of other Shares that are not then subject to restrictions under any Company plan and have a fair market value on the date of surrender or attestation equal to the aggregate exercise price of Shares as to which such option shall be exercised or (c) delivery of a properly executed exercise notice together with such other documentation as the Remuneration Committee and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes. In addition, non-qualified stock options can be exercised for consideration in the form of cancelled indebtedness or by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price. The Remuneration Committee can also provide for the payment of such other consideration and method of payment permitted under applicable laws.

To qualify as incentive stock options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any eligible persons. Restricted stock units are payable in Shares or, at the discretion of the Remuneration Committee, in cash or a combination of cash and Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period.

Unrestricted Share Awards. The Remuneration Committee may also grant to directors Shares that are free from any restrictions under the 2020 Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. A director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Dividend Equivalent Rights. During the vesting period for restricted stock units, restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would have been paid if the recipient had held the Shares underlying the restricted stock units that vest since the date of grant of those restricted stock units. Any such dividend equivalent rights shall provide that such rights be settled only upon settlement or payment of, or lapse of restrictions on, such restricted stock unit award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as the restricted stock unit award.

Change of Control Provisions. The 2020 Plan provides that upon the effectiveness of a “change of control” (as defined in the 2020 Plan), except as otherwise provided by the Remuneration Committee in an award agreement, (i) participants may exercise their options to the extent vested immediately prior to the change of control within 12 months of the change of control (or through the expiration date, if earlier), (ii) all unvested awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all unvested awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than “cause” (as defined in the 2020 Plan) within two years of the change of control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of 12 months following such termination (or through the expiration date, if earlier). In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the change of control, in which case all original awards shall lapse upon the consummation of the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2020 Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the 2020 Plan, to certain limits in the 2020 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2020 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or the receipt, vesting or settlement of other awards. The Remuneration Committee may require that tax withholding obligations be satisfied by withholding Shares that otherwise would be issued upon exercise, settlement or vesting or other Company shares. The Remuneration Committee may also require that the Company’s tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board may at any time amend or discontinue the 2020 Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the 2020 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive stock options.

Administration; Delegation. As noted above, the 2020 Plan will be administered by the Remuneration Committee, which has full power, subject to the provisions of the 2020 Plan, to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, and to accelerate the vesting of one or more outstanding awards at such times and in such amounts as it determines. The Remuneration Committee may delegate to a committee of one or more directors or to a committee of one or more officers its authority under the 2020 Plan with respect to the granting of awards to individuals who are not members of the delegated committee.

Compliance with Other Policies. Awards under the 2020 Plan shall be subject to the Company’s insider trading policy and the Company’s clawback policy, as in effect from time to time.

Effective Date of Plan. The 2020 Plan was approved by our Board on March 16, 2020. Awards of incentive stock options may be granted under the 2020 Plan until March 16, 2030. No other awards may be granted under the 2020 Plan after the date that is ten years from the date of shareholder approval of the 2020 Plan.

New Plan Benefits

Because the grant of awards under the 2020 Plan is within the discretion of the Remuneration Committee, the Company cannot determine the dollar value or number of Shares that will in the future be received by or allocated to any participant in the 2020 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2020 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2019: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options			Stock Awards
	Average Exercise Price ($)		Number of Awards (#)	Dollar Value ($)(1)		Number of Awards (#)(4)
Named Executive Officers
John F. Thero	16.87		302,500	16.87		216,100
Joseph T. Kennedy	16.87		53,500	16.87		88,200
Steven B. Ketchum, Ph.D.	16.87		53,500	16.87		88,200
Michael W. Kalb	16.87		53,500	16.87		88,200
Aaron D. Berg	16.87		53,500	16.87		88,200
All current executive officers, as a group	16.87	(2)	516,500	16.87	(3)	568,900
All current directors who are not executive officers, as a group	16.83	(2)	58,721	16.83	(3)	45,163
All current employees who are not executive officers, as a group	17.13	(2)	2,072,900	16.80	(3)	858,902

(1)

The valuation of stock awards is based on the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions used in calculating these values, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	Represents the weighted-average exercise price for the group.
(3)	Represents the aggregate grant date fair value for the group.
(4)	Includes performance-based restricted stock unit awards that vest and are earned only if a pre-defined commercial sales milestone is achieved.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2020 Plan. It does not describe all federal tax consequences under the 2020 Plan, nor does it describe non-U.S., state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such Shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for U.S. federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month period does not apply.

Non-Qualified Stock Options. No income is realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering Shares. Upon exercise, the optionee will also be subject to U.S. Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the 2020 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participant typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a change of control) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to the Ordinary Shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the 2011 Plan, the 2002 Plan and the Amarin Corporation plc 2017 Employee Stock Purchase Plan (the “ESPP”)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	22,540,194	(1)	$6.43	(2)	10,415,740	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	22,540,194	(1)	$6.43	(2)	10,415,740	(3)

(1)	Includes 15,619,123 shares issuable upon the exercise of outstanding options and 6,921,071 shares issuable upon the vesting of restricted stock units.
(2)

Represents the weighted-average exercise price of options outstanding under the 2011 Plan and the 2002 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2019, a total of 7,851,028 shares were reserved for issuance pursuant to the 2011 Plan and a total of 2,564,712 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2002 Plan.

For more information on the 2011 Plan, the 2002 Plan and the ESPP, see Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, to approve the Amarin Corporation plc 2020 Stock Incentive Plan.”

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2019, as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2019, prepared in accordance with IFRS (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com) as soon as they are complete, but no later than June 21, 2020, which is at least 21 clear days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, NJ 08807 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by Nasdaq and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Thero, are independent. Mr. Thero is not independent because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board, and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. There have been no material modifications to, or waivers from, the provisions of such code. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website (which is a subsection of the investor relations section of our website) at the following address: www.amarincorp.com. You may also request a printed copy of the code, without charge, by writing to us at Amarin Pharma, Inc., 440 Route 22, Bridgewater, NJ 08807, Attention: Investor Relations.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Lead Independent Director of the Board, Amarin Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland or c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2019 fiscal year, our Board met five times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. Our Board has a standing Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2019 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2020 Annual General Meeting.

Board Leadership Structure and Risk Oversight

Dr. Lars Ekman is our Chairman of the Board. Dr. Ekman is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit Committee met six times during our 2019 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Mr. Zakrzewski and Dr. Ekman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee met three times during our 2019 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current Nasdaq independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassess the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses of the Chief Executive Officer and chairman in excess of €10,000 and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met six times during our 2019 fiscal year. All members of the Remuneration Committee satisfy the current Nasdaq and SEC independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

During the 2019 fiscal year, Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek served as members of the Remuneration Committee. During the last completed fiscal year, no member of the Remuneration Committee was an officer or employee of Amarin and no member of the Remuneration Committee has ever served as an officer of Amarin. None of our executive officers served as a member of the compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
John F. Thero	59	President and Chief Executive Officer (principal executive officer)
Joseph T. Kennedy	52	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	55	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	49	Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)
Aaron D. Berg	57	Senior Vice President and Chief Commercial Officer

John F. Thero. Please refer to Proposals No. 1 and No. 2 “Election of Directors” for Mr. Thero’s biography.

Joseph T. Kennedy joined Amarin in December 2011 as Senior Vice President, General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. He was promoted to Executive Vice President, General Counsel and Strategic Initiatives in July 2015 and no longer serves as the company’s compliance officer for pharmaceutical industry matters as of August 2017. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc., where he played a lead role negotiating the company’s strategic collaboration with Purdue Pharma, helped obtain U.S. Food and Drug Administration (“FDA”) approval for the company’s lead product and had responsibility for all legal and compliance matters affecting the company. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. His work at Eyetech included transitioning the company from private to public, legal matters related to the company’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of the company to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in the company’s sale of assets that raised over $2.0 billion in a restructuring. Mr. Kennedy was honored by the President of Ireland as one of the inaugural “Irish Life Science 50” which recognized Irish-Americans for contributions to the life science industry, by Financial Times in its recognition of Amarin in 2016 as a standout legal innovator in its North American Most Innovative Lawyers awards and was named as one of the top general counsel in the industry in connection with his selection on the Legal500 GC Powerlist: United States 2019. He also serves as a member of the Business Advisory Board of Fountain Healthcare Partners, a life science venture capital fund.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 20 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Sunesis Pharmaceuticals, Inc. where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and has served on its board of directors since his departure. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was Senior Vice President of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Michael W. Kalb joined Amarin in June 2016 as Senior Vice President and Chief Financial Officer. Mr. Kalb served as Group Vice President, Chief Financial Officer and Chief Accounting Officer of Taro Pharmaceutical Industries Ltd. from August 2014 to June 2016. Prior to that, Mr. Kalb was GVP, Interim CFO and CAO from November 2010 to August 2014 and GVP, Chief Financial Officer—U.S. and CAO from May 2010 to November 2010. Mr. Kalb joined Taro in June 2009 as VP, Chief Financial Officer—U.S. He has over 20 years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb served as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a B.S. in Accounting from the University at Albany, State University of New York. Mr. Kalb is a Certified Public Accountant.

Aaron D. Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care and has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018. Since April 2018, Mr. Berg has served as our Senior Vice President and Chief Commercial Officer. Before joining Amarin, he served as President and Chief Executive Officer for Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as Vice President of Marketing and Sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of the company by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board. Amarin does not have a policy regarding the ability of employees and directors to enter into hedging transactions with respect to Amarin securities, and hedging transactions are generally permitted, subject to the insider trading policy described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Ordinary Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation Discussion and Analysis below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. Unless otherwise noted, the following information is presented as of March 31, 2020.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options, warrants, or other convertible securities that are vested or exercisable within 60 days of March 31, 2020 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, warrant(s) or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders:
Baker Bros. Advisors LP. (3)	34,496,685	9.54

Current directors and named executive officers:
John F. Thero(4)	7,030,524	1.92
Lars G. Ekman, M.D., Ph.D.(5)	10,431	*
Kristine Peterson(6)	175,626	*
Jan van Heek(7)	145,947	*
Patrick J. O’Sullivan(8)	264,126	*
David Stack(9)	9,658	*
Joseph S. Zakrzewski(10)	498,715	*
Joseph T. Kennedy(11)	300,456	*
Steven B. Ketchum, Ph.D.(12)	969,528	*
Michael W. Kalb(13)	322,149	*
Aaron D. Berg(14)	406,207	*
All current directors and executive officers as a group (11 persons)	10,133,367	2.75

*	Represents beneficial ownership of less than one percent.
(1)	Represents Ordinary Shares, or Shares, held as of March 31, 2020, plus Shares that may be acquired upon exercise of options exercisable within 60 days of March 31, 2020.
(2)

Based on 361,707,982 Ordinary Shares outstanding as of March 31, 2020. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options exercisable within 60 days of March 31, 2020 held by such person and the non-exercise and non-conversion of all outstanding options held by all other persons.

(3)

Based on information provided in a Schedule 13G/A filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker on February 14, 2020. Consists of (i) 3,213,372 Shares held by 667, L.P. and (ii) 31,283,313 Shares held by Baker Brothers Life Sciences, L.P. (collectively with 667, L.P., the “Baker Funds”). The number of Shares reported herein excludes the Shares issuable upon conversion of Series A Preference Shares of the Company held by the Baker Funds. The Series A Preference Shares are only convertible to the extent that the holders thereof together with their affiliates would beneficially own, for purposes of Section 13(d) of the Exchange Act, no more than 4.99% of the outstanding Ordinary Shares or ADS of the Company after conversion (“Series A Beneficial Ownership Limitation”). By written notice to the Company, Baker Funds may from time to time increase or decrease the Series A Beneficial Ownership Limitation applicable to each fund to any other percentage not in excess of 19.9%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. Baker Bros. Advisors LP is the investment advisor to Baker Funds and has sole voting and investment power with respect to the shares held by Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 860 Washington Street, 3rd Floor, New York, NY 10014.
(4)

Includes 2,488,611 Shares directly owned and 4,528,441 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020 and 13,472 Shares issuable upon the vesting of restricted stock unit awards (“RSUs”) within 60 days of March 31, 2020.

(5)	Includes 10,431 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(6)	Includes 175,626 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(7)	Includes 14,168 Shares directly owned and 131,779 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(8)	Includes 264,126 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(9)	Includes 9,658 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(10)	Includes 84,547 Shares directly owned and 414,168 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020.
(11)

Includes 197,119 Shares directly owned and 99,727 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020 and 3,610 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2020.

(12)

Includes 517,562 Shares directly owned and 448,910 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020 and 3,056 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2020.

(13)

Includes 85,485 Shares directly owned and 233,608 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020 and 3,056 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2020.

(14)

Includes 190,455 Shares directly owned and 186,696 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2020 and 29,056 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2020.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2019 executive compensation program. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”), who for the fiscal year ended December 31, 2019, were:

John F. Thero	President and Chief Executive Officer
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	Senior Vice President and Chief Financial Officer, Assistant Secretary
Aaron D. Berg	Senior Vice President and Chief Commercial Officer

2019 Operating Highlights

In 2019, we accomplished major achievements in multiple areas, including the achievement of various regulatory and commercial milestones, highlighted by the approval of Vascepa® (icosapent ethyl) in the United States and Canada to reduce cardiovascular events in high risk patients and increasing net total revenue by 87% over 2018 to $429.8 million. As discussed more fully below, achievement of these objectives were considered by our Remuneration Committee in determining executive compensation for 2019. Key operating highlights from the past year include the following:

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FDA Approval of New Indication for Vascepa: On December 13, 2019, the Company announced that Vascepa became the first and only drug with its FDA-approved indication for reducing cardiovascular risk in patients with persistent high cardiovascular risk despite maximally tolerated statin therapy. This approval, which followed a 16-0 favorable FDA advisory committee recommendation, positions Vascepa as a new treatment option to reduce cardiovascular events in millions of high-risk patients. The approval reflects the results of the Company’s development of Vascepa for more than a decade, including three successful Phase 3 clinical studies, MARINE, ANCHOR and REDUCE-IT®. The REDUCE-IT cardiovascular outcomes study results, as reflected in the FDA approval, demonstrated, compared to placebo, a 25% reduction in major adverse cardiovascular events, with a number needed to treat of 21 for first occurrence of major adverse cardiovascular events (MACE), such as heart attack and stroke. Including both first and recurring MACE, Vascepa on average resulted in one fewer MACE per six patients treated over a five-year period. These results are the largest shown as an add-on to statin therapy, by any therapy in any studied patient population.

•

Revenue Growth and Gross Margin Improvement: The Company recognized a record level of total revenue of $429.8 million in 2019, an increase of 87% over 2018, mostly comprised of $427.4 million in net product revenue from sales of Vascepa predominantly in the United States. Gross margin on product revenues was 78% in 2019, versus 76% in 2018.

Quarterly Vascepa Sales (in Millions)

•	Prescription Growth: The Company increased normalized prescriptions for Vascepa by 84% and 85% in 2019 compared to 2018 based on data from Symphony Health and IQVIA, respectively.

•

Third-party Support: Nine medical societies now support Vascepa for reducing cardiovascular risk in patients with persistent high cardiovascular risk despite statin therapy as studied in REDUCE-IT. Multiple pharmacoeconomic analyses have concluded that Vascepa is cost effective, with the most comprehensive of these analyses indicating that Vascepa can save money for society in most scenarios by reducing long term healthcare costs. Results of REDUCE-IT were published in 2019 in three leading peer reviewed medical journals, The New England Journal of Medicine (NEJM), The Journal of the American College of Cardiology (JACC) and Circulation, as published for the American Heart Association. Including these publications, during 2019, the Company supported more than fifty scientific publications or presentations. In parallel, the unique effects of Vascepa were underscored by a series of failed cardiovascular outcomes studies conducted by others of omega-3 mixtures. For 2019, as had also been accomplished for 2018, Vascepa and its unprecedented clinical results and approval by the FDA as the first and only therapy for its new cardiovascular risk reduction indication were recognized by both the American College of Cardiology (ACC) and the American Heart Association (AHA) as among the top cardiovascular developments.

•

International Expansion: In late 2019, Health Canada approved Vascepa (icosapent ethyl) as the first and only therapy for reducing residual cardiovascular risk in high risk patients consistent with those studies in REDUCE-IT setting-up the launch of Vascepa in Canada in early 2020 via HLS Therapeutics, our commercial partner for Canada. In China, our commercial partner, Eddingpharm, informs us that it is nearing completion of its clinical trial of Vascepa in China the results of which are anticipated to be available before the end of 2020. In Europe, in December 2019, the Company announced that its marketing application for Vascepa is undergoing review with an approval recommendation anticipated near the end of 2020 and associated European Community approval expected promptly thereafter.

•

Strengthened Balance Sheet: As of December 31, 2019, the Company had $644.6 million of cash and cash equivalents, $116.4 million in net accounts receivable ($149.6 million in gross accounts receivable before allowances and reserves) and $76.8 million in inventory. During 2019, net cash flow used from operations was improved by $85.3 million compared with 2018 such that less than $10 million of net cash was used from operations in 2019. This net cash used in 2019 related to preparation for launch of Vascepa for its new cardiovascular risk reduction indication, as was commenced in early 2020, including creation of educational and promotional materials for use with healthcare professionals and increasing the size of the Company’s U.S. sales force as well as creation of educational and promotional materials for patients which, after the FDA expanded the label for Vascepa to include cardiovascular risk reduction, were submitted in early 2020 to the FDA for promotional review prior to use.

•

Superior Stock Price Performance. As depicted in the graph below, over the three-year time period through December 31, 2019, cumulative total return for the Company’s ADSs exceeded both the NASDAQ Composite Index and NASDAQ Biotechnology Index. In particular, the total return for the Company’s ADSs well exceeded the cumulative returns for the NASDAQ Composite Index and NASDAQ Biotechnology Index in each of the past three calendar years. In accordance with SEC guidance, this graph does not include the trading price of the Company’s ADSs subsequent to December 31, 2019, which has declined due primarily to the impact of COVID-19 on the industry, and particularly on the launch of new therapies such as Vascepa, and to the negative district court ruling in the Company’s ANDA litigation, which the Company is vigorously appealing.

Comparison of cumulative total return

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and align executives’ incentives with the creation of shareholder value.

•

The Remuneration Committee has historically compensated executive officers with three primary compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Chief Executive Officer Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our Chief Executive Officer in a manner that address the two fundamental objectives described above.

John F. Thero has served as our President and Chief Executive Officer since January 2014. Before that, he served as our President and Chief Financial Officer since November 2010 and before that as our Chief Financial Officer since November 2009. Mr. Thero has over 25 years of executive level experience and, in the view of the Remuneration Committee, a strong record of accomplishment before and during his tenure at the Company, including overcoming significant challenges in many areas, including clinical, regulatory, legal and commercial.

Mr. Thero became Chief Executive Officer in 2014 to stabilize and grow the Company following significant corporate setbacks emanating from a change in position by the FDA regarding requirements for approval of the ANCHOR indication. Since becoming President and Chief Executive Officer, Mr. Thero has played a critical role in selecting, retaining and motivating experienced personnel throughout the Company, repositioning the Company’s commercial strategy and tactics resulting in significant product revenue growth, expanding managed care coverage for Vascepa, entering into multiple strategic transactions, ensuring that the REDUCE-IT cardiovascular outcomes study was successfully completed leading to an expanded FDA-approved cardiovascular risk reduction label for Vascepa, pursuing and achieving multiple remedies through favorable court decisions and achieving the 2019 operating highlights described above. In recognition of his achievement in this role, in November 2019 Mr. Thero received the Ernst & Young LLP 2019 Entrepreneur of The Year National Award® for Life Sciences.

Throughout his tenure as Chief Executive Officer, Mr. Thero’s cash compensation has been at or below the 50th percentile of the Company’s peer group as approved by the Remuneration Committee. Effective February 2019, Mr. Thero’s base compensation was adjusted to $700,000 per year, which was below the 25th percentile of other Chief Executive Officers in our 2019 peer group.

Mr. Thero’s bonus potential is tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals. For 2019, Mr. Thero’s target cash bonus potential, which was 75% of his base compensation and slightly below the 50th percentile for other Chief Executive Officers in our peer group, was tied to achievement of meaningful and challenging corporate goals established by the Remuneration Committee at the start of the year.

The Remuneration Committee believes that Mr. Thero’s experience, leadership and abilities are important to the Company’s continued success as it seeks to further growth and overcome challenges. The Remuneration Committee believes that Mr. Thero’s total compensation is strongly aligned with corporate performance and the interests of our shareholders, including consideration of base compensation, target cash bonus potential and equity incentive awards. With regard to incentive cash bonuses, our Remuneration Committee has an established practice of paying no or partial incentive cash bonuses when the pre-defined corporate goals are not achieved or achieved only in part. For example, for 2013, Mr. Thero was awarded no cash bonus following the failure of the

FDA to approve the ANCHOR indication, a key corporate goal for that year, and for 2015 and 2014, Mr. Thero was awarded 98% and 75% of his bonus target, respectively, based on only partial achievement of the pre-defined corporate goals for those years. Conversely, when pre-defined corporate goals are achieved in whole, or when pre-defined “stretch” goals are achieved, incentive cash bonuses are paid commensurate with the level of achievement in that year. For example, for 2018, 2017 and 2016, all years in which corporate achievement was especially strong, including the achievement of pre-defined corporate goals and pre-defined stretch goals, Mr. Thero was awarded 145%, 117% and 122% of his bonus target, respectively. For 2019, Mr. Thero was awarded 121% of his bonus target based on 100% achievement of pre-defined corporate goals and 21% achievement of a pre-defined stretch goal pertaining to net revenue achievement in excess of pre-defined revenue targets.

Intentionally, a substantial portion of Mr. Thero’s compensation is in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Thero’s interests with those of our shareholders. The equity incentive awards are made in the form of stock options and restricted stock units, all subject to vesting requirements, that target the 50th of the Company’s peer group. These equity incentive awards are subject to both time-based and performance-based vesting criteria.

Time-based stock options generally vest over a four-year period. The stock options realize value only if our stock price increases after the date of grant. Performance-based stock options generally vest only if certain pre-defined performance criteria are achieved (e.g., commercial, clinical or regulatory milestones). Certain of the performance-based restricted stock units also include an additional time-based vesting schedule if and only if those performance milestones are achieved. Time-based restricted stock units generally vest over a three- or four-year period. The restricted stock units realize more value the better our stock price performs.

As noted in the graph below, approximately 85% of Mr. Thero’s 2019 total compensation as reported in the Summary Compensation Table below relates to stock options and restricted stock units and 92% of his total target compensation is performance-based and/or at risk, in either the form of equity awards or incentive bonus:

85% 8% 7% % 2019 base salary % 2019 bonus % 2019 long-term equity awards (time-based) (per Black-Scholes option-pricing model, subject to vesting requirements)

The above compensation summary is not probability-weighted regarding the likelihood of performance-based milestone achievement. Furthermore, with the Black-Scholes option-pricing model discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The value of the Company’s shares in this analysis is from 2019 and has not been updated to current levels. The realized value of the long-term equity awards granted to Mr. Thero in the future could be considerably more or less than these historical-based estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

In light of the Company’s performance since Mr. Thero became Chief Executive Officer in January 2014, the Company’s stock price performance during his tenure as Chief Executive Officer, including each of the past one, two and three year periods, and his compensation during that same time periods, the Remuneration Committee believes that the amount and nature of Mr. Thero’s compensation in 2019 are strongly aligned with corporate performance and the interests of our shareholders.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to work towards long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Radford, part of the Rewards Solutions practice of Aon Plc, as independent external compensation consultants. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Radford pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with Nasdaq listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee believes that the most relevant period of time to assess the performance of the Company’s Chief Executive Officer is the period over which he has held this position, which commenced in January 2014, during which period of time the Company’s stock price significantly outperformed both its peer group and the NASDAQ Biotechnology Index as a whole. The Remuneration Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our last annual general meeting of shareholders in May 2019, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2019 proxy statement by 96.8% of the votes cast at the meeting (and at the 2018 annual general meeting of shareholders, 96.2%). These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Shareholder Outreach Program

We make a point of annually engaging with our shareholders to solicit feedback on our executive compensation program. From time to time, we meet with our institutional shareholders to obtain their feedback and views on matters relating to our Company, including our executive compensation program. Based on the feedback received from this type of engagement, we relied more heavily on performance-based equity compensation in the past couple of years and may adjust our compensation arrangements based on future feedback. For example, in 2017 and early 2018, executive officers of the Company were granted performance-based restricted stock units which are earned only if the Company’s REDUCE-IT cardiovascular outcomes study was deemed to be successful and only if product revenue reaches pre-defined annual milestone levels ranging from $300 million to $500 million and then vest only if the recipient remains with the Company for an extended period of time following completion of the REDUCE-IT study, subject to acceleration in the event of a change in control transaction. Likewise, in 2019, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only if the Company’s aggregate revenue reaches a pre-defined annual milestone level of $1.0 billion, subject to acceleration in the event of a change in control transaction. We will continue to engage with shareholders and believe that our shareholders will continue to support our core compensation principles and our executive compensation program.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies used in determining compensation actions with respect to 2019 fiscal year compensation were selected by the Remuneration Committee with the support of Radford, which beginning in 2011 has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2019 compensation evaluation were selected prior to the start of 2019 in consultation with Radford on the basis of their similarity to us in terms of competition for talent, their status as a commercial or near-commercial stage company, revenue level and other financial attributes, phase of products in development, research and development expenditures, employee number, and market capitalization. Radford also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 20 publicly-traded peer companies for use in evaluating compensation actions in the 2019 fiscal year:

Accorda Therapeutics*	Exelixis	Pacira Pharmaceuticals*
Akcea Therapeutics	Halozyme Therapeutics*	PTC Therapeutics
Alnylam Pharmaceuticals	ImmunoGen*	Repligen Corporation*
AMAG Pharmaceuticals*	Intercept Pharmaceuticals	Spectrum Pharmaceuticals*
Clovis Oncology	Ionis Pharmaceuticals	Supernus Pharmaceuticals*
Corcept Therapeutics*	Ironwood Pharmaceuticals	Vanda Pharmaceuticals*
Eagle Pharmaceuticals*	Momenta Pharmaceuticals*

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2019 compensation decisions, the Radford survey group included publicly traded biopharmaceutical companies with fewer than 5,000 employees, revenue under five million dollars, and market value between $200 million and $12.0 billion. Seventeen companies in our named peer group participated in this market survey. For benchmarking purposes, Radford then developed a competitive market composite of which 50% is based on proxy data from the named peer group and 50% is based on a market survey composite. Radford then assessed the Company’s 2019 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, the Company’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies annually to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

For purposes of compensation for 2020, the Remuneration Committee, with the advice of Radford, examined our 2019 peer group in light of our continued growth throughout 2019, the stage of our commercialization efforts, changes in our market capitalization, and changes in the size and status of comparative companies. With reference to these and other key business metrics, the Remuneration Committee approved the following 17 companies as our 2020 peer group for purposes of evaluating compensation actions for 2020:

Akcea Therapeutics*	Horizon Therapeutics	Pacira Biosciences*
Alkermes	Intercept Pharmaceuticals*	PTC Therapeutics*
Alnylam Pharmaceuticals*	Ionis Pharmaceuticals*	Repligen Corporation*
BioMarin Pharmaceuticals	Ironwood Pharmaceuticals*	Seattle Genetics
Exelixis	Jazz Pharmaceuticals	Supernus Pharmaceuticals*
Halozyme Therapeutics*	Neurocrine Biosciences

*	Included in prior-year peer group.

Implementation of Objectives

In fiscal year 2019, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Special Incentive Bonus

•	Equity Compensation (subject to time and/or performance vesting)

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. Our Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity;

•	level of the executive’s compensation in the form of equity incentive awards; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for 2019

In January 2019, the Remuneration Committee approved for 2019 salary increases for the named executive officers as set forth below. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group.

In the case of Mr. Thero, a salary of $700,000, effective February 1, 2019, was approved. This base salary is below the 25th percentile for Chief Executive Officers within our peer group. In the case of Mr. Kennedy, a salary of $481,700, effective February 1, 2019, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kennedy’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts, several litigation matters and continued advancement of the Company’s intellectual property estate. In the case of Dr. Ketchum, a salary of $481,700, effective February 1, 2019, was approved. This base salary was targeted at the 50th percentile for officers of similar position within our peer group. In the case of Mr. Kalb, a salary of $439,300, effective February 1, 2019, was approved. This base salary was targeted at the 50th percentile for officers in similar position within our peer group. In the case of Mr. Berg, a salary of $439,300, effective February 1, 2019, was approved. This base salary was targeted at the 50th percentile for officers of similar position within our peer group.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as, for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (“MICP”), under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated on a formulaic basis based upon achievement of pre-determined performance goals. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal year 2019, the target bonus potential for our management employees as a percentage of base salary ranged from 75% for our President and Chief Executive Officer, 45% for our Executive Vice President, 40-45% for our Senior Vice Presidents, 30-35% for our Vice Presidents, and 15-25% for our Directors and Managers. All of the bonus potential for our President and Chief Executive Officer was tied to the 2019 corporate goals.

Fiscal Year 2019 Annual Bonus Incentive

Upon completion of fiscal year 2019, the Remuneration Committee assessed the Company and our executive officer’s overall performance against the achievement of corporate and individual performance goals established for 2019.

Set forth below are the corporate goals that were approved by the Remuneration Committee in assessing overall performance for the 2019 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2019 Corporate Goals

Commercial (40%): These goals established target performance for the Company regarding the commercialization of Vascepa. The specific goals were as follows:

•	Revenues: Achieve net revenue target of $388.9 million (80%)

•	Compliance: Favorable outside audit report regarding compliance program and no lost claim due to untruthful or misleading statements to healthcare professionals (20%)

Regulatory, Clinical, Development & Medical (30%): These goals established target performance for the Company regarding regulatory and clinical development matters and medical education. The specific goals were as follows:

•

Supplemental New Drug Application (“sNDA”): Complete successful FDA Advisory Committee meeting (for 2020 PDUFA date) or attain first cycle approval to expand Vascepa indication to include cardiovascular risk reduction (50%)

•

Ex-U.S.: Transfer critical REDUCE-IT documents to licensing partners in Canada, China and MENA for use in regulatory meetings/filings and conduct EU regulatory review to support submission to regulatory authorities (25%)

•	Data Visibility: Secure presentations at more than three major medical congresses and more than three manuscripts published in peer-reviewed journals maintaining consistency with sNDA (25%)

Product Quality, Expansion & Life Cycle Management (20%): These goals established target performance for the Company regarding the commercial and clinical supply. The specific goals were as follows:

•

Quality: Ensure product quality and uninterrupted supplies that meet commercial and research demands by supporting first cycle approval of KD Pharma as a new API supplier and other agreed supplemental submissions (34%)

•	Supply: Purchase inventory to support operating plan at an average price consistent with operating plan* (33%)

•	Suppliers: Qualify at least one additional supplier to ensure excess supply capacity/coverage (33%)

Financial (10%): This goal established target performance for the Company regarding the operational finance performance. The specific goal was as follows:

•	Cash Outflow from Operations: Ensure gross cash outflow is not greater than operating plan*

Pre-Specified “Stretch” Goals: The specific goals (each for up to 50%) included:

•

Exceed net revenue target per 2019 Operating Plan ($388.9 million): Zero for < 5% above net revenue target; 10% for 5% or more above net revenue target increasing ratably to 100% maximum for achievement of 50% above net revenue target

Stretch goals also included the potential achievement of an opportunistic transaction related to intellectual property and/or business development activities not specifically anticipated in the Company’s operating plan for 2019.

*

The above-described metrics tied to the 2019 Operating Plan include highly sensitive data including cash flows, expense targets, research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows: (i) that each of the commercial goals was achieved at the 100% level, resulting in a weighted score of 40% for this component of the corporate goals; (ii) that each of the regulatory, clinical, development and medical goals was achieved at the 100% level, resulting in a combined weighted score of 30% for this component of the corporate goals; (iii) that each of the product quality, expansion and life cycle management goals was achieved at the 100% level, resulting in a combined weighted score of 20% for this component of the corporate goals; and (iv) the financial goal was achieved at the 100% level, resulting in a weighted score of 10% for this component of the corporate goals. In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 100% level. In addition, the Remuneration Committee determined that the pre-defined net revenue stretch goal was achieved based on net revenues exceeding operating plan by 10.52%, resulting in a total score of 21% for the stretch goals and 121% cumulative achievement of the pre-defined corporate and stretch goals.

In addition, the Remuneration Committee exercised its discretion, as contemplated by the MICP, to award additional bonus payments to certain of its senior management, including Mr. Kennedy and Dr. Ketchum, for extraordinary contributions during 2019, as described in more detail below.

Individual Performance-Based Cash Bonus Awards

John F. Thero, President and Chief Executive Officer (principal executive officer)

The Remuneration Committee calculated Mr. Thero’s 2019 MICP bonus to be $635,250 in connection with, and based entirely on, the Company’s achievement of base corporate goals as described above (121% level).

Joseph T. Kennedy, Executive Vice President, General Counsel and Strategic Initiatives, Secretary

For Mr. Kennedy, individual performance goals for fiscal year 2019 were focused on the areas outlined below:

Litigation: 30%

•	Manage legal resources to support progression of ANDA litigation or settlement without negative surprise under Company control

•	Aggressively assert company patents or, if authorized by the Board, settle

Supplement Issues: 25%

•	Achieve or take further legal steps to help distinguish Vascepa from dietary supplements

SEC Compliance/Investor Relations: 15%

•	Ensure timely filing of SEC filings and compliance of public disclosures with applicable law

•	Provide timely and constructive advice on investor relations issues while helping to ensure accurate disclosures consistent with industry practice

General Corporate: 10%

•

Ensure timely, value-adding legal advice to support all Company functions, including business development, finance, regulatory, managed care, sales and marketing, manufacturing, human resources and general corporate matters, the effectiveness of which will be judged by the Chief Executive Officer and Board

•	Timely completion of committee meeting minutes for meetings attended, conduct orderly annual meeting

•

Oversee legal systems to help manage risks affecting the Company and ensure access to key information as needed, including disaster recovery, document control and long-term staff turnover considerations

Pharmaceutical Industry Compliance: 10%

•

Stay abreast of developments on First Amendment issues and advise company on pharmaceutical industry compliance matters consistent with First Amendment settlement, including disclosures regarding knowledge derived from the REDUCE-IT study

Intellectual Property: 10%

•	Obtain and defend robust patent coverage for Company products consistent with the Company’s plan and create appropriate documentation to protect IP before such findings are made public

Under the Company’s MICP, 75% of Mr. Kennedy’s bonus for 2019 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2019 corporate goals at the 121% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee determined that Mr. Kennedy had fully achieved all of his individual goals (100%).

The Remuneration Committee thus calculated Mr. Kennedy’s 2019 MICP bonus to be $250,905, or 116% of his target bonus amount. The calculation was based on 75% weight given to the 121% achievement of 2019 corporate goals and 25% weight given to the 100% achievement of Mr. Kennedy’s individual goals.

In addition, the Remuneration Committee exercised its discretion, as contemplated by the MICP, to award additional bonus payments to certain of its senior management, including Mr. Kennedy, for extraordinary contributions during 2019. In the case of Mr. Kennedy, this discretionary bonus payment, in the amount of $60,000, was awarded in recognition of Mr. Kennedy’s extraordinary contributions in connection with the submission and approval of the Company’s sNDA submission for Vascepa and for activities aimed at distinguishing Vascepa from dietary supplements.

Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President and Chief Scientific Officer

For Dr. Ketchum, individual performance goals for fiscal year 2019 were focused on the areas outlined below:

REDUCE-IT and sNDA: (55%)

•	Expand Vascepa indication to include cardiovascular risk reduction (40%)

•	sNDA: Submit in with priority review request and attain first-cycle approval

•	Advisory Committee Meeting: Prepare for and complete successful Advisory Committee Meeting

•	Inspection preparation: Prepare for and successfully support clinical site and vendor inspections

•	Study closeout: Complete Clinical Study Report (CSR), site closeout and Trial Master File (TMF) audit

•	Maximize data flow for REDUCE-IT (15%)

•

Publication/congress support: Work with Steering Committee and Medical Affairs to drive analyses to secure presentations at three or more major medical congresses and publish three or more manuscripts in peer-reviewed journals

•

Banked samples: Finalize analysis plan, complete sample preparation, and conduct testing and analyses according to the agreed plan and 2019 operating budget* in support of publications and strategic initiatives

Vascepa Product Quality, Expansion and Life Cycle Management: (35%)

•	Ensure product quality and uninterrupted supplies that meet commercial demands and research needs

•	Support first-cycle approval of new drug substance supplier

•	Expand capacity and reduce lead times at existing drug substance supplier and drug product vendors

•	Qualify and add drug substance and drug product suppliers as required by plan

•	Support existing ex-U.S. partnerships

•	Canada: Support partner in defining regulatory path, engaging in health authority interactions, and preparing new drug submission

•	China: Support partner in engaging in health authority interactions and reaching agreement on regulatory filing strategy

•	MENA: Support partner in gaining regulatory approval to market Vascepa in at least one additional country

•	Develop internal presentation directed at maximizing Vascepa potential via in-depth analyses of REDUCE-IT

•	Advance internal R&D project

•	Complete tech transfer; initiate development batches to confirm final drug product formulation

•	Develop initial pharmacokinetic and pharmacodynamic model and refine clinical development plan

•	Support future potential partnering activities

•	EU: Support business development out-licensing efforts and, in parallel, conduct an EU regulatory review to support submission to regulatory authorities

•	Other regions: support business development out-licensing efforts

Other Activities in Support of Pipeline: (10%)

•	Support business development in evaluating potential in-licensing opportunities

•	Develop a process plan for internal presentations, containing a supporting R&D organizational structure, to effectively evaluate, select, and advance other potential development opportunities

•	Ensure compliance with standard operating procedures (SOPs) and regulatory requirements for post-marketing safety reporting and periodic filings

*

The above-described metrics tied to the 2019 Operating Plan include highly sensitive data including research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2019 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2019 corporate goals based at the 121% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had fully achieved all of his individual goals (100%).

The Remuneration Committee calculated Dr. Ketchum’s 2019 MICP bonus to be $250,905, or 116% of his target bonus amount. The calculation was based on 75% weight given to the 121% achievement of 2019 corporate goals and 25% weight given to the 100% achievement of Dr. Ketchum’s individual goals.

In addition, as further described below, Dr. Ketchum received a one-time, cash bonus payment in the amount of $100,000 upon the approval by the FDA of the Company’s sNDA for Vascepa, as part of a special long-term bonus program implemented by the Remuneration Committee for certain of the Company’s senior management, including Dr. Ketchum.

Michael W. Kalb, Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)

For Mr. Kalb, individual performance goals for fiscal year 2019 were focused on the areas outlined below as:

Financial Reporting & Budgeting: (40%)

•	Ensure gross cash outflow is not greater than 2019 operating plan*

•	Manage cash balance and net operating cash flow such that it is equal to or greater than 2019 operating plan*; explore options to increase returns on cash balances

•	Timely completion and filing of all required SEC and foreign statutory filings including completion of related financial statement audits

•	Timely file all domestic and international tax returns

•	Maintain tax compliance and professional fees for routine items (other than requiring Audit Committee approval) to within 10% of prior year costs

•	Quarterly close process to achieve auditor sign-off on quarterly reports by calendar day 31 post-quarter end for each quarter

•

Beginning in third quarter, close books on a monthly basis and prepare internal reporting with focus on cash balance and outflows vs. operating plan and latest estimates with rolling forecast on revenue, gross profit and operating expenses, including identification of non-recurring and other unbudgeted items

Internal Controls: (15%)

•	Ensure no material control weaknesses from 2019 compliance testing or from 2018 compliance testing completed in 2019

Strategic & Tax Matters: (15%)

•	Engage with financial institutions to explore all options for financing including equity and lending alternatives

•	Comply with all taxing authorities’ requests for information

•

(i) Lead organization, in coordination with human resources in ex-U.S. hiring of personnel, following successful REDUCE-IT results, to further support global tax position for company and subsidiaries; and (ii) work with legal department to wind down/liquidate inactive and unneeded subsidiaries

Commercial & Business Development Support: (10%)

•

Support commercial operations, including pricing and contracts review and negotiation and decision-making regarding managed care and marketing to achieve gross margin levels as per 2019 operating plan*; business development, including diligence; other strategic initiatives as needed

•	Work with investment bank to create robust multi-scenario long-term model to support strategic analysis

•	Coordinate successful fundraising efforts as needed to support business development efforts, subject to Board approval

Investor Relations: (20%)

•

Oversee and direct all financial and corporate communications by proactively developing, managing and controlling the message platform and information flow; Ensure coordinated messaging with public relations team; benchmark current communications metrics and obtain management approval for 2019 improvement metric

•	Work with banks and investor relations firm to schedule periodic non-deal road shows for Chief Executive Officer presentation

•	Initiate communications and establish meetings with: (i) well regarded sell side analysts and (ii) new institutional investors

•	Create plan for website refresh/revamp with goal of presenting and receiving approval in mid-2019 for implementation by end of year

*

The above-described metrics tied to the 2019 Operating Plan include highly sensitive data including research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Mr. Kalb’s bonus for 2019 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2019 corporate goals based at the 121% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Kalb had achieved 98% of his individual goals (reflecting partial achievement of the goal pertaining to Investor Relations matters).

The Remuneration Committee calculated Mr. Kalb’s 2019 MICP bonus to be $227,832, or 115% of his target bonus amount. The calculation was based on 75% weight given to the 121% achievement of 2019 corporate goals and 25% weight given to the 98% achievement of Mr. Kalb’s individual goals.

Aaron D. Berg, Senior Vice President and Chief Commercial Officer

For Mr. Berg, individual performance goals for fiscal year 2019 were focused on the areas outlined below as:

Achieve or Exceed U.S. Net Product Revenue Goal of $387.5: (50.0%)

•	Achieve U.S. net product revenue for 2019 of $387.5 million

Insist on and Adhere to a Culture of Compliance: (10%)

•	Ensure zero lost claims due to untruthful or misleading statements to customers

Strategic REDUCE-IT Label Preparation and Launch: (20%)

•	Launch strategic campaign within two days of label change, including personal and non-personal

•	Prepare to launch multichannel branded consumer campaign (including TV broadcast) with regulatory submission following approval

Drive Sales Force Efficiency and Profitability: (10%)

•	Ensure that 50% of all sales force territories are profitable by end of Q2 and 80% of territories by year end, based on incremental NTRx volume (1/1/19 baseline)

•	Manage sales force turnover to <15% in aggregate for 2019 and maintain time to fill average

Managed Markets: (40%)

•	Secure & maintain unrestricted access of at least target levels*

•	Maintain at least target levels of Tier 2 Access through December 31, 2019*

•	Secure & maintain at least target levels of MPD coverage for 2020*

•	Launch strategic campaign within two days of label change, including personal and non-personal

•	Managed Care Discounts:

•	Weighted Average: no greater than target*

•	Commercial Average: no greater than target*

•	Medicare Average: no greater than target*

*

The above-described metrics tied to the 2019 Operating Plan include highly sensitive data including financial targets. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Mr. Berg’s bonus for 2019 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2019 corporate goals based at the 121% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Berg had achieved 100% of his individual goals.

The Remuneration Committee calculated Mr. Berg’s 2019 MICP bonus to be $228,820, or 116% of his target bonus amount. The calculation was based on 75% weight given to the 121% achievement of 2019 corporate goals and 25% weight given to the 100% achievement of Mr. Berg’s individual goals.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved.

In May 2019, the Remuneration Committee approved and implemented a special long-term incentive bonus program for certain of its senior management, including Dr. Ketchum. Under this program, Dr. Ketchum received a one-time, cash bonus payment in the amount of $100,000 upon the approval by the FDA of the Company’s sNDA for Vascepa in the indication of cardiovascular risk reduction based on the Company’s REDUCE-IT study.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an important component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options, restricted stock units and performance-based restricted stock units. The Remuneration Committee grants stock options and restricted stock units (both time-based and performance-based) to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our Ordinary Shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Historical Equity Awards Well Below Peer Burn and Overhang Levels. Although we believe that equity awards align the objectives of management with those of our shareholders, we have been thoughtful in how frequently equity awards are awarded and in what amounts. Our fiscal year 2019 equity burn rate (defined as total equity awards granted divided by the weighted-average total ordinary shares outstanding, basic method) trails the market 25th percentile when compared to our peer companies. Similarly, our issued overhang (defined as total equity awards outstanding divided by total ordinary shares outstanding, basic method) approximates the market 25th percentile when compared to our peer companies, and our total overhang (defined as total equity awards outstanding plus shares available for future grant divided by total ordinary shares outstanding, basic method) trails the market 25th percentile when compared to our peer companies.

Equity Grants Awarded in Fiscal Year 2019

In considering annual equity awards for our executive officers in 2019, our Remuneration Committee aimed to grant equity at a level generally targeted between the 50th and 75th percentile of the Company’s peer group. Equity awards in 2019 were comprised of a mix of time-based stock options (vesting over a four-year period), time-based restricted stock unit awards (vesting over a three-year period) and performance-based restricted stock unit awards (vesting tied to the achievement of pre-defined performance milestones; specifically the achievement of pre-defined commercial sales milestones). Equity awards in made in 2019 were granted with a view towards both retaining and incentivizing our executives in future periods.

The grant date fair values of the equity awards granted to executive officers for the 2019 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2019 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under FASB ASC Topic 718 and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. Because the actual value is based on stock performance, the Remuneration Committee believes that the equity awards create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees in the Company on the same terms as such employees.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the IRS, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board of Directors. We recognized $1.1 million of related compensation expense for the 401(k) Plan for the year ended December 31, 2019.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m) and was payable pursuant to a binding written agreement in effect on November 2, 2017 that was not subsequently materially modified. Under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

The Remuneration Committee believes that stockholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but does not necessarily limit compensation to amounts deductible under Section 162(m).

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned (other than unvested restricted stock) or issuable upon the settlement of vested restricted stock units. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units, except unvested restricted stock units. Executive officers have five years from the date of the policy adoption in March 2013 or later commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement. Furthermore, the majority of the Company’s cash incentive awards have over the years been for matters pertaining to third-party regulatory approvals and other milestone achievements that are objective in nature or otherwise able to be evaluated by the Remuneration Committee without risk of accounting restatement.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2019.

Submitted by the Remuneration Committee of the Board of Directors

David Stack (Chairman)

Jan van Heek

Kristine Peterson

2019 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John F. Thero	2019	697,067	—	3,645,607	3,944,907	635,250	6,712	8,929,543
President and Chief Executive Officer	2018	660,383	—	1,409,800	1,405,914	722,970	6,712	4,205,779
	2017	609,175	26,088	1,098,540	1,160,461	513,912	6,612	3,414,788

Joseph T. Kennedy	2019	480,083	60,000	1,487,934	697,694	250,905	6,712	2.983,328
Executive Vice President, General Counsel and Strategic Initiatives, Secretary	2018	461,175	—	296,400	294,788	304,251	6,712	1,363,326
	2017	447,533	11,007	330,480	348,138	320,136	6,612	1,463,906

Steven B. Ketchum, Ph.D.	2019	480,083	—	1,487,934	697,694	350,905	6,712	3,023,328
President of Research and Development, Senior Vice President and Chief Scientific Officer	2018	461,175	—	296,400	294,788	270,446	6,712	1,329,521
	2017	447,533	9,717	266,220	280,621	194,330	6,612	1,205,033

Michael W. Kalb	2019	438,058	—	1,487,934	697,694	227,832	6,712	2,858,230
Senior Vice President and Chief Financial Officer, Assistant Secretary	2018	423,367	—	296,400	294,788	246,152	6,712	1,267,419
	2017	411,000	8,899	266,220	280,621	177,984	6,612	1,151,336

Aaron D. Berg	2019	438,058	—	1,487,934	697,694	228,820	6,712	2,859,218
Senior Vice President and Chief Commercial Officer

(1)	The amounts reported in the “Bonus” column for 2019 and 2017 consist of discretionary cash bonuses awarded under the MICP for exceptional performance in 2019 and 2017, respectively.
(2)

This column reflects the aggregate grant date fair value of time- and performance-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, related to service-based vesting. For performance-based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted in 2019, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $843,500. For the performance-based restricted stock units granted to Mr. Thero in 2018, as achievement of the performance criteria was deemed not probable on the grant date in accordance with GAAP, the grant date fair value of such award included in the table is $0. The value of Mr. Thero’s 2018 performance-based restricted stock units, assuming that the highest level of performance conditions will be achieved, is $3,559,900. For the performance-based restricted stock units granted in 2017, as achievement of the performance criteria was deemed not probable on the grant date in accordance with GAAP, the grant date fair value of each such award included in the table for each was $0. The value of the 2017 performance-based restricted stock units, assuming that the highest level of performance conditions will be achieved, is $795,600 for Mr. Kennedy and $673,200 for each of Dr. Ketchum, Mr. Kalb, and Mr. Berg. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(3)

This column reflects the aggregate grant date fair value of time-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(4)

This column reflects payments made under the MICP and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.

(5)	The amounts included in this column represent company-paid match of 401(k) contributions and life insurance premiums.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the MICP, are described more fully under “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2019:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John F. Thero	2/1/2019	302,500	(2)	16.87	3,944,907
Joseph T. Kennedy	2/1/2019	53,500	(2)	16.87	697,694
Steven B. Ketchum, Ph.D.	2/1/2019	53,500	(2)	16.87	697,694
Michael W. Kalb	2/1/2019	53,500	(2)	16.87	697,694
Aaron D. Berg	2/1/2019	53,500	(2)	16.87	697,694

(1)

This column reflects the aggregate grant date fair value of option awards granted in 2019, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(2)	These options vest quarterly in equal installments over 16 quarters beginning May 15, 2019.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2019:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
John F. Thero	2/1/2019	216,100	(2)	3,645,607
Joseph T. Kennedy	2/1/2019	38,200	(2)	644,434
Steven B. Ketchum, Ph.D.	2/1/2019	38,200	(2)	644,434
Michael W. Kalb	2/1/2019	38,200	(2)	644,434
Aaron D. Berg	2/1/2019	38,200	(2)	644,434

(1)

This column reflects the aggregate grant date fair value of time-based restricted stock unit awards granted in 2019, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(2)	These restricted stock unit awards vest in three equal annual installments on each of January 31, 2020, January 31, 2021 and January 31, 2022.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to performance-based vesting to the named executive officers during fiscal year 2019:

Name		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Target (#)(1)		Grant Date Fair Value of Stock Awards ($)(2)
John F. Thero	—	—		—
Joseph T. Kennedy	2/1/2019	50,000	(3)	843,500
Steven B. Ketchum, Ph.D.	2/1/2019	50,000	(3)	843,500
Michael W. Kalb	2/1/2019	50,000	(3)	843,500
Aaron D. Berg	2/1/2019	50,000	(3)	843,500

(1)	There is no threshold for these awards and the target equates to the maximum.
(2)

This column reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 assuming the probable outcome of the performance condition on the grant date, which was assumed to be maximum achievement of such condition.

(3)

This amount represents restricted stock unit awards that vest and are earned only if a pre-defined commercial sales milestone is achieved by December 31, 2022. To date, the pre-defined commercial sales milestone has not been achieved and, as a result, none of the restricted stock units have vested.

The following table sets forth certain information regarding grants of non-equity incentive plan-based awards to the named executive officers during fiscal year 2019:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
	Grant Date	Target(1)		Maximum(1)
John F. Thero	—	525,000	(1)	1,575,000	(1)
Joseph T. Kennedy	—	216,765	(1)	541,913	(1)
Steven B. Ketchum, Ph.D.	—	216,765	(1)	541,913	(1)
	5/20/2019	100,000	(2)	100,000	(2)
Michael W. Kalb	—	197,685	(1)	494,213	(1)
Aaron D. Berg	—	197,685	(1)	494,213	(1)

(1)

The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2019 MICP. The amounts in the “Maximum” column represent the amounts that could be earned if all corporate performance, individual performance and pre-defined stretch goals under the 2019 MICP are achieved. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation Discussion and Analysis” section above.

(2)

The amounts in the “Target” and “Maximum” columns reflect the potential payout under the sNDA approval special incentive bonus program, as discussed in the “Executive Compensation Discussion and Analysis” section above. In January 2020, the Remuneration Committee approved the achievement and payout of $100,000 for Dr. Ketchum.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2019 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Thero	191,997	2,787,458	1,703,584	25,842,145
Joseph T. Kennedy	990,777	12,402,954	395,040	6,514,313
Steven B. Ketchum, Ph.D.	84,167	1,545,950	281,166	4,250,237
Michael W. Kalb	425,000	6,742,863	55,000	931,700
Aaron D. Berg	338,648	5,433,272	281,166	4,295,997

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding stock option awards at December 31, 2019 for our named executive officers:

	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
John F. Thero	750,000	—		3.40	11/10/2020
	83,230	—		8.86	2/1/2022
	52,500	—		8.10	1/2/2023
	558,475	—		2.04	1/8/2024
	293,628	—		1.02	2/2/2025
	600,000	—		2.50	7/6/2025
	400,000	—		2.50	7/6/2025
	363,400	—		2.50	7/6/2025
	538,550	11,450	(1)	1.40	2/1/2026
	401,044	148,956	(2)	2.95	2/1/2027
	267,375	290,625	(3)	3.80	2/1/2028
	56,719	245,781	(4)	16.87	2/1/2029
Joseph T. Kennedy	15,624	2,604	(1)	1.40	2/1/2026
	20,623	44,687	(2)	2.95	2/1/2027
	14,623	60,937	(3)	3.80	2/1/2028
	10,032	43,468	(4)	16.87	2/1/2029
Steven B. Ketchum, Ph.D.	25,389	—		1.02	2/2/2025
	8,332	—		2.50	7/6/2025
	52,938	—		2.50	7/6/2025
	22,500	—		2.50	7/6/2025
	194,000	—		2.50	7/6/2025
	20,832	2,604	(1)	1.40	2/1/2026
	22,667	36,020	(2)	2.95	2/1/2027
	56,063	60,937	(3)	3.80	2/1/2028
	10,032	43,468	(4)	16.87	2/1/2029
Michael W. Kalb	71,876	78,124	(5)	2.19	7/1/2026
	27,980	36,020	(2)	2.95	2/1/2027
	25,063	60,937	(3)	3.80	2/1/2028
	10,032	43,468	(4)	16.87	2/1/2029
Aaron D. Berg	3,906	—		1.02	2/2/2025
	49,998	—		2.50	7/6/2025
	33,854	2,604	(1)	1.40	2/1/2026
	33,250	36,020	(2)	2.95	2/1/2027
	17,065	70,685	(6)	2.80	5/1/2028
	10,032	43,468	(4)	16.87	2/1/2029

(1)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2016.
(2)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2017.
(3)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2018.
(4)	The shares underlying these stock options vest quarterly over 16 quarters beginning May 15, 2019.
(5)	Twenty-five percent (25%) of the shares underlying this stock option vested on June 30, 2017, and the remaining 75% of the shares underlying this option vest ratably over the next 36 months.
(6)	Twenty-five percent (25%) of the shares underlying this stock option vested on May 1, 2019, and the remaining 75% of the shares underlying this option vest ratably over the next 36 months.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2019, for our named executive officers:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John F. Thero	119,666	(2)	2,565,639	—		—
	247,333	(3)	5,302,820	—		—
	216,100	(4)	4,633,184	—		—
	—		—	970,000	(5)	20,796,800
Joseph T. Kennedy	36,000	(2)	771,840	—		—
	52,000	(3)	1,114,880	—		—
	38,200	(4)	819,008	—		—
	—		—	260,000	(5)	5,574,400
	—		—	50,000	(6)	1,072,000
Steven B. Ketchum, Ph.D.	29,000	(2)	621,760	—		—
	52,000	(3)	1,114,880	—		—
	38,200	(4)	819,008	—		—
	—		—	220,000	(5)	4,716,800
				50,000	(6)	1,072,000
Michael W. Kalb	29,000	(2)	621,760	—		—
	52,000	(3)	1,114,880	—		—
	38,200	(4)	819,008	—		—
	—		—	220,000	(5)	4,716,800
				50,000	(6)	1,072,000
Aaron D. Berg	29,000	(2)	621,760	—		—
	52,000	(7)	1,114,880	—		—
	38,200	(4)	819,008	—		—
	—		—	220,000	(5)	4,716,800
				50,000	(6)	1,072,000

(1)

The market value of the restricted stock unit awards represents the product of the closing price of Amarin stock as of December 31, 2019, the last trading day of the year, which was $21.44, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.

(2)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2018. Amount unvested at December 31, 2019 represents the third and final vesting tranche.
(3)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2019. Amount unvested at December 31, 2019 represents the remaining two vesting tranches.
(4)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2020.
(5)

These restricted stock unit awards vest ratably in 36 equal monthly installments, commencing September 30, 2018, but are deferred unless and until, and are subject to the achievement of, certain financial and clinical performance milestones, such that upon the achievement of the clinical milestone together with each individual financial milestone, the shares underlying the restricted stock units awards for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter. To date, the clinical performance milestone has been achieved and the financial performance milestones related to 50% of the total award were deemed achieved on February 25, 2020 pursuant to reporting of audited net product revenues for 2019 exceeding $400 million. Therefore, to date, 255,974 restricted stock units have vested for Mr. Thero, 68,618 restricted stock units have vested for Mr. Kennedy, and 58,060 restricted stock units have vested for each of Dr. Ketchum, Mr. Kalb, and Mr. Berg, representing 19 out of the 36 months of vesting. Such fully-achieved awards will continue to vest ratably over the remaining vesting period subject to continued employment. The performance milestone related to the remaining 50% of the award has not yet been achieved and, as such, no awards related to that milestone have vested; such tranche has not lapsed as a result of achieving the tranches.
(6)	These restricted stock unit awards vest upon achievement of a certain financial performance goal. To date, the specified criterion has not been achieved.
(7)	These restricted stock unit awards vest in equal annual installments over three years, commencing May 1, 2019. Amount unvested at December 31, 2019 represents the remaining two vesting tranches.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2019.

Nonqualified Deferred Compensation

During fiscal year 2019, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the “Executive Compensation Discussion and Analysis”. In addition, these agreements provide for severance payments and benefits upon a termination of employment under certain circumstances, as described below.

John F. Thero

In the event that Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; and twelve (12) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for eighteen (18) months; continuation of group health plan benefits for up to eighteen (18) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits is subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities.

Joseph T. Kennedy

In the event that Mr. Kennedy’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Kennedy’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits is subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities.

Steven B. Ketchum, Ph.D.

In the event that Dr. Ketchum’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Dr. Ketchum’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits is subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities.

Michael W. Kalb

In the event that Mr. Kalb’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, in the event that Mr. Kalb is terminated without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards. Receipt of the severance payments and benefits is subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities.

Aaron D. Berg

In the event that Mr. Berg’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Berg’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits is subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company which shall include a release of claims against the Company and related persons and entities.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause or for good reason within twenty-four (24) months following a change of control and such termination occurred on December 31, 2019, the last business day of fiscal year 2019.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	1,050,000	525,000	9,233,499	33,298,443	33,000	44,139,942
Joseph T. Kennedy	481,700	216,765	2,152,024	9,352,128	32,000	12,234,617
Steven B. Ketchum, Ph.D.	481,700	216,765	1,991,771	8,344,448	32,000	11,066,684
Michael W. Kalb	439,300	197,685	3,443,474	8,344,448	32,000	12,456,907
Aaron D. Berg	439,300	197,685	2,234,411	8,344,448	33,000	11,248,844

(1)

The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2019 ($21.44), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 31, 2019.

(2)

The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 31, 2019 ($21.44) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 31, 2019. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $20,796,800 for Mr. Thero, $6,646,400 for Mr. Kennedy, and $5,788,800 for each of Dr. Ketchum, Mr. Kalb, and Mr. Berg.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause (and, in the case of Mr. Thero, he resigned for good reason) other than within twenty-four (24) months following change of control and assuming such termination occurred on December 31, 2019, the last business day of fiscal year 2019.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Time-Based RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	700,000	—	5,578,330	6,761,468	22,000	13,061,798
Joseph T. Kennedy	240,850	—	722,157	1,602,297	16,000	2,581,304
Steven B. Ketchum, Ph.D.	240,850	—	648,160	1,452,217	16,000	2,357,227
Michael W. Kalb	219,650	—	2,099,863	1,452,217	16,000	3,787,730
Aaron D. Berg	219,650	—	662,713	1,452,217	16,500	2,351,080

(1)

The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2019 ($21.44), multiplied by the number of shares that would have been accelerated upon termination.

(2)

The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 31, 2019 ($21.44) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is John F. Thero.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the new required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2019 PEO to median employee pay ratio was approximately 78:1.

PEO 2019 Compensation	$8,929,543
Median Employee 2019 Compensation	$114,760
Ratio of PEO to Median Employee Compensation	78:1

We identified the median employee using annualized base salary for 2019, bonus(es) earned in 2019, and aggregate grant date fair values for equity awards granted in 2019 for all individuals who were employed by us on December 31, 2019, the last day of our fiscal year (whether employed on a full-time or part-time basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those permanent full-time or part-time employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

A substantial portion of the compensation included in this analysis is based on estimates. The above compensation summary is not probability-weighted regarding the likelihood of performance-based milestone achievement. Furthermore, as discussed above, the Black-Scholes option-pricing model is used to estimate the value of option awards. Under the Black-Scholes option-pricing model, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The realized value of the long-term equity awards granted to the Company’s CEO and other employees in the future could be considerably more or less than these historical-based estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved an amended non-employee director compensation program effective December 10, 2012, as most recently amended on January 31, 2019. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal year 2019 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	55,000

Annual Chairman Retainer Fees:*
Audit Committee Chairman	20,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	10,000

Annual Committee Member Retainer Fees:*
Audit Committee	10,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on Nasdaq on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per ordinary share).

In addition, upon their initial appointment to the Board, non-employee directors receive equity awards with a grant date fair value of $375,000, split equally in value between option awards and restricted stock units. The option awards vest in full upon the one-year anniversary of the date of grant. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s Ordinary Shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $250,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards have a grant date, vesting schedule and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s 2011 Stock Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the 2011 Stock Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On May 20, 2019, the Company awarded options representing the right to purchase 9,658 ordinary shares and 7,428 restricted stock units to each of Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. van Heek and Mr. Zakrzewski in connection with their service on the Board. The options vest in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2020 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the grant date or the annual general meeting of shareholders in such anniversary year, commencing in 2020. The total grant-date fair value of each of these awards is $125,034 and $125,013, respectively, based on a closing price of $16.83 on Nasdaq of the ADSs representing the Company’s Ordinary Shares on the date of grant.

In addition, on May 20, 2019, the Company awarded an option to purchase 10,431 ordinary shares and 8,023 restricted stock units to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. The option vests in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2020 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year, commencing in 2020. The total grant-date fair value of each of these awards is $135,042 and $135,027, respectively, based on a closing price of $16.83 on Nasdaq of the ADSs representing the Company’s Ordinary Shares on the date of grant.

Director Compensation Table

The following table shows the compensation paid in fiscal year 2019 to the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	135,027	135,042	370,069
Patrick J. O’Sullivan	75,000	125,013	125,034	325,047
Kristine Peterson	75,000	125,013	125,034	325,047
David Stack	75,000	125,013	125,034	325,047
Jan van Heek	85,000	125,013	125,034	335,047
Joseph S. Zakrzewski	60,000	125,013	125,034	310,047

(1)

The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(2)

The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

(3)	The following table shows the amount of unexercised stock options (both vested and unvested), unvested restricted stock unit awards and vested DSUs as of December 31, 2019:

	Unexercised Unvested Stock Options	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Lars G. Ekman, M.D., Ph.D.	10,431	—	36,860	149,369
Patrick J. O’Sullivan	9,658	254,468	33,098	132,237
Kristine Peterson	9,658	165,968	33,098	132,237
David Stack	9,658	—	33,098	132,237
Jan van Heek	9,658	122,121	33,098	132,237
Joseph S. Zakrzewski	9,658	704,510	33,098	123,237

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned (other than unvested restricted stock) or issuable upon the settlement of vested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by the Audit Committee of the Board of Directors,

Jan van Heek, Chairman

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the 2021 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than February 1, 2021, or otherwise as permitted by applicable law; provided, however, that if the 2021 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2020 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2021 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

The Company is registered in England & Wales and therefore subject to the Companies Act, which, together with our Articles of Association and the applicable rules and regulations of the SEC, governs the processes for shareholder proposals at the 2020 Annual Meeting. Under Section 338 of the U.K. Companies Act (2006), in order for a shareholder proposal to be included in a notice of an annual general meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the annual general meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant annual general meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the annual general meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the annual general meeting must provide the Secretary of the Company with written notice of such nomination between seven and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with the following information between seven and 42 days prior to the date of such meeting: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

Exhibit A

AMARIN CORPORATION PLC

2020 STOCK INCENTIVE PLAN

Section 1. Purpose

The Amarin Corporation plc 2020 Stock Incentive Plan, (the “Plan”) is intended to promote the interests of Amarin Corporation plc (the “Company”) and its shareholders by aiding the Company in attracting and retaining Employees, officers, Consultants and non-Employee Directors capable of assuring the future success of the Company, offering such persons incentives to put forth maximum efforts for the success of the Company’s business and affording such persons an opportunity to acquire a proprietary interest in the Company. The Plan will provide a means by which Eligible Persons may acquire Shares of the Company pursuant to Awards relating to a specified number of Shares, subject to the conditions and restrictions contained herein. This Plan is subject to approval by the shareholders of the Company.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“2002 Plan” shall mean the Company’s 2002 Stock Option Plan, as amended from time to time.

(b)	“2011 Plan” shall mean the Company’s 2011 Stock Incentive Plan, as amended from time to time.

(c)	“ADSs” shall mean the American Depositary Shares, representing ordinary shares of the Company, issued under the Company’s American Depositary Receipt facility.

(d)

“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(e)

“Applicable Laws” shall mean the legal and regulatory requirements relating to Awards, if any, pursuant to English law, U.S. state corporate laws, U.S. federal and state securities laws, the Code and the rules of any applicable stock exchange.

(f)	“Award” shall mean any Option, Restricted Stock Unit or Shares not subject to restrictions granted under the Plan.

(g)	“Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(h)	“Board” shall mean the Board of Directors of the Company.

(i)

“Cause” shall mean willful misconduct with respect to, or that is harmful to, the Company or any of its Affiliates including, without limitation, dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct (including, without limitation, conviction for a felony), in each case as reasonably determined by the Committee.

(j)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(k)	“Committee” shall mean the Remuneration Committee of the Board designated by the Board to administer the Plan.

(l)	“Company” shall mean Amarin Corporation plc, a public limited company registered in England and Wales, and any successor corporation.

(m)

“Consultant” shall mean any natural person, including an advisor or Director, who is engaged by the Company or any Affiliate, including any Parent or Subsidiary, to render bona fide services as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(n)

“Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) vacation, sick leave, military leave or any other leave of absence approved by Company management or the Committee, provided that such leave is for a period of not more than ninety (90) days or such longer period as is separately approved by the Committee, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (ii) transfers between locations of the Company or between the Company, its Affiliates or their respective successors; or (iii) a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(o)	“Control” shall mean the ownership of more than fifty (50)% of the issued share capital or other equity interest of the Company.

(p)	“Director” shall mean a member of the Board.

(q)	“Eligible Person” shall mean any Employee, officer, Consultant or Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(r)

“Employee” shall mean any person, including officers and/or Directors (who meet the requirements of this Section), employed by the Company or any Affiliate of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by Company management or the Committee in its discretion, subject to any requirements of the Code. The payment of a Director’s fee by the Company to a Director shall not alone be sufficient to constitute “employment” of such Director by the Company.

(s)	“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

(t)	“Fair Market Value” shall mean, as of any date, the fair market value of Shares determined as follows:

(i)

If the Shares are listed on any established stock exchange or a national market system, including without limitation any national trading market operated by the NASDAQ Stock Market LLC (“NASDAQ”), Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as reported by such system or exchange, or, if there is more than one such system or exchange, the system or exchange with the greatest volume of trading in Shares, for the market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If there is no closing or closing bid price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing or closing bid price;

(ii)

If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares for the market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If there is are no high bid or low asked prices for such date, the determination shall be made by reference to the last date preceding such date for which there is are high bid and low asked prices; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

(u)	“Grant Date” shall mean the date as of which the grant of the Award is approved by the Committee.

(v)	“Incentive Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is intended to and does meet the requirements of Section 422 of the Code or any successor provision.

(w)	“ISO limit” shall mean 20,000,000 Shares, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provisions.

(x)	“Non-Qualified Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is not intended to be, or does not qualify as, an Incentive Stock Option.

(y)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(z)	“Optionee” shall mean a Participant who has been granted an Option.

(aa)	“Parent” shall have the meaning set forth in Section 424(e) of the Code or any successor provision.

(bb)	“Participant” shall mean an Eligible Person who has been granted an Award under the Plan.

(cc)	“Person” shall mean any individual, corporation, partnership, association or trust.

(dd)	“Plan” shall mean the Amarin Corporation plc 2020 Stock Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(ee)	“Restricted Stock Unit” shall mean a unit representing the right to receive a payment in cash or Shares in the future granted under Section 6(b) of the Plan.

(ff)	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(gg)

“Share” or “Shares” shall mean the Company’s ordinary shares of £0.50 each or any ADSs (or equivalent security) as the case may be. If at any time ADSs or Shares are registered under the Securities Act, at least two members of the Committee shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3.

(hh)	“Subsidiary” of the Company shall have the meaning set forth in Section 424(f) of the Code or any successor provision.

Section 3. Administration

(a)

Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to Applicable Laws, the Committee shall have full power and authority to:

(i)	determine the Fair Market Value of the Shares, in accordance with the provisions of the Plan;

(ii)	select the Eligible Persons to whom Awards may from time to time be granted hereunder;

(iii)	determine whether and to what extent Awards are granted hereunder;

(iv)

grant Awards and to determine the exercise price, the term, the number and type of Shares and the vesting standards applicable to each such Award and any other terms, conditions and/or restrictions applicable to each such Award;

(v)	approve forms of agreement for use under the Plan;

(vi)

modify from time to time the terms and conditions, including restrictions (including to accelerate at any time the exercisability or vesting of all or any portion of any Award), not inconsistent with the terms of the Plan, of any Award;

(vii)	construe and interpret the terms of the Plan and Awards granted under the Plan;

(viii)	determine whether and under what circumstances an Award may be settled in Shares, cash or other consideration; and

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

(b)

Delegation. The Committee may delegate its powers and duties under the Plan to a committee of one or more Directors or to a committee of one or more officers of the Company, with respect to the granting of Awards to individuals who are not members of the delegated committee. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

(c)

Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

(d)	Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants.

(e)

Liability; Indemnification. No member of the Committee, no member of the Board, or any individual to whom duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or Awards made thereunder, and each member of the Committee and of the Board shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to such action, interpretation or determination, to the extent permitted by applicable law.

Section 4. Shares Available for Awards

(a)

Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 20,000,000 Shares and (ii) the number of Shares that remain available for grants under the 2011 Plan as of the Effective Date (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan, the 2011 Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan; provided, however, that Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be considered a Lapsed Award. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit.

(b)

Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the Grant Date of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will, in such manner as it may deem equitable and proportionate, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.

Section 6. Awards

(a)

Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)

Option Grant. Options granted herein may be either Incentive Stock Options within the meaning of Section 422 of the Code, as amended, or Non-Qualified Stock Options. Incentive Stock Options may only be granted to full or part-time Employees (but only to the extent such Employees are considered common law employees), and an Incentive Stock Option shall not be granted to an Employee of an Affiliate unless such Affiliate is also a Subsidiary or Parent of the Company. Any Option not designated as an Incentive Stock Option shall be deemed a Non-Qualified Stock Option. In addition, if at any time an Option designated as an Incentive Stock Option fails to meet the requirements of Section 422 of the Code, it shall be redesignated as a Non-Qualified Stock Option on the date of such failure for income tax purposes automatically without further action by the Committee. Subject to the provisions of the Plan, the Committee shall, from time to time, determine the terms, conditions and restrictions upon which Options shall be granted.

(ii)

Exercise Price. Subject to the adjustment provisions above, the purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of such Option.

(iii)

Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (in its sole discretion) and may consist entirely of (a) cash or check, (b) for Non-Qualified Stock Options only, cancellation of indebtedness of the Company to Optionee, (c) surrender or attestation to the ownership following such procedures as the Company may prescribe of other Shares (i) that are not then subject to restrictions under any Company plan, and (ii) have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of Shares to be purchased by Optionee as to which such Option shall be exercised, (d) if there is a public market for the Shares and they are registered under the Securities Act, delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes, (e) with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, (f) any combination of the foregoing methods of payment, or (g) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws and as determined by the Committee. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.

(iv)	Option Term. Except as otherwise provided herein or by the Committee, each Option shall have a term of ten (10) years from the Grant Date of such Option.

(v)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(vi)

Vesting Schedule. Except as authorized by the Committee as permitted under the terms of this Plan, no Option will be exercisable until it has vested. The Committee will specify the vesting schedule for each Option. The Committee may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives with respect to the Company, an Affiliate, Parent, Subsidiary and/or Optionee, and as shall be permissible under the terms of the Plan.

(vii)

Procedure for Exercise; Rights as a Shareholder. An Option shall be deemed to be exercised when (A) written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised; and (B) (where appropriate) the Participant has received clearance to exercise such Option in accordance with the Company’s share dealing code. An Option may not be exercised for a fraction of a Share. Full payment may, as authorized by the Committee, consist of any consideration and method of payment as described above. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate within twenty-eight (28) days following exercise of the Option.

(viii)	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Incentive Stock Options:

(A)

The aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall not exceed $100,000 in value, and to the extent that the Fair Market Value of such Shares exceeds $100,000 (or any such higher figure as determined under Section 422 of the Code), such Options shall be deemed to be Non-Qualified Options for the purposes of this Plan.

(B)

All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(C)

Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the Grant Date; provided, however, that in the case of a grant of an Incentive Stock Option granted to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the Grant Date.

(D)

The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the Grant Date of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the Grant Date of the Incentive Stock Option.

(E)

Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option under the Code.

(b)

Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units representing the right to receive a payment in cash or Shares in the future to Participants subject to the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)

Settlement. Upon vesting of a Restricted Stock Unit, the Participant shall be entitled to a payment equal to the Fair Market Value of the Shares subject to the Restricted Stock Unit Award as at the date of vesting. Any payment which may become due from the Company as a result of the vesting of a Participant’s Restricted Stock Units shall be paid to the Participant in Shares, or if otherwise determined by the Committee, in cash or in any combination of cash or Shares. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after vesting (but in no event more than thirty (30) days after vesting), subject to compliance with any Applicable Laws. In the event that all or a portion of the payment is made in Shares, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such Shares are first delivered to the applicable Participant. Notwithstanding anything to the contrary in the foregoing, the Committee may provide in the Award Agreement that, while the amount payable pursuant to a Restricted Stock Unit Award shall be determined on the applicable vesting date, the Participant shall not receive any payment for his vested Restricted Stock Units until the earliest of (A) six (6) months and a day after the Participant’s “separation from service” (within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)), (B) a Change of Control that also constitutes a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5), (C) the Participant’s death, or (D) a specified calendar year after the Restricted Stock Units become vested. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Committee shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(ii)

Vesting Schedule. The Committee will specify the vesting schedule for each Restricted Stock Unit Award. The Committee may specify a vesting schedule for all or any portion of a Restricted Stock Unit Award based on the achievement of performance objectives with respect to the Company, an Affiliate, Parent, Subsidiary and/or Participant, and as shall be permissible under the terms of the Plan.

(iii)

Rights as a Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Restricted Stock Unit, notwithstanding the vesting of the Restricted Stock Unit.

(iv)

Dividend Equivalents. The Committee may, in its sole discretion, pay to the Participant following vesting of a Restricted Stock Unit Award (on the same date as such cash or Shares are paid upon vesting of such Restricted Stock Unit Award) an amount in cash or Shares up to the amount of any dividends that would have been paid if the number of Shares subject to the portion of the Restricted Stock Unit Award that vests had been issued to the Participant on the Grant Date. The payments will be subject to any necessary income tax or other withholdings as provided for in Section 10 of this Plan. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(c)

Grant of Unrestricted Shares to Directors. The Committee is hereby authorized to grant Shares to any Director free of any restrictions (in a manner not inconsistent with the provisions of the Plan as the Committee shall determine), provided that if any such grant is to be satisfied by a new issue of Shares, the Director shall pay an amount for the Shares which is at least equal to their aggregate nominal values.

(d)	General

(i)	No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Laws.

(ii)

Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution relevant to the Participant, or to a Participant’s family member (as defined in Section 1(a)(5) of General Instruction A to Form S-8 promulgated under the Exchange Act) as a gift or under a domestic relations order (as defined in Section 414(p) of the Code) and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible by the Participant’s guardian or legal representative as set forth above. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(iii)

Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that an Option granted hereunder shall not be exercisable after the expiration of ten (10) years from the Grant Date of the Option.

(iv)

Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, Applicable Laws, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7. Change of Control

(a)	Each of the following events shall constitute a “Change of Control” for purposes of the Plan:

(i)	any person or company (either alone or together with any person or company acting in concert with him or it) (an “Acquiring Company”)) obtaining Control of the Company,

(ii)	any person or company that Controls the Company becoming bound or entitled to acquire Shares under sections 974 to 991 of the UK Companies Act 2006,

(iii)	the voluntary winding-up of the Company or a windup required by any court under section 899 of the UK Companies Act 2006,

(iv)	any Acquiring Company acquiring all or substantially all of the assets of the Company,

(v)

any merger, reorganization, consolidation or other similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the Company or any resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, and

(vi)	the sale of all of the Shares of the Company to an unrelated person, entity or group thereof acting in concert.

(b)

Exercise of Vested Options. In the event of a Change of Control, Optionees may exercise their Options, to the extent vested immediately prior to the Change of Control, within twelve (12) months following the Change of Control, following which the Options will lapse; save that the Committee may, in its absolute discretion permit or require any Optionees to exercise their vested Options during any specified period before the Change of Control, such exercise to be effective immediately prior to the Change of Control becoming effective, following which the vested Options would lapse on the Change of Control. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii).

(c)	Acceleration of Vesting. Subject to Section 7(d), in the event of a Change of Control:

(i)

in the case of any Award held by any Director (other than the Chief Executive Officer of the Company), any part of any such Director’s Awards that has not vested at the date of such Change of Control shall vest immediately prior to such Change of Control and, in the case of Options, be exercisable in accordance with Section 7(b);

(ii)

in the case of any Award held by any other Participant (being the Chief Executive Officer and Participants who are not Directors), the Award (or any award that replaces the Award under Section 7(d)) shall continue to vest following the Change of Control and if within two years following such Change of Control, any such Participant’s employment or engagement is terminated by the Company for any reason other than for Cause, any part of any such Participant’s Awards or replacement awards that has not vested at the date of such termination shall vest upon such termination and all such Optionee’s Options or replacement options will, unless otherwise agreed between the Company and the Acquiring Company, thereafter lapse twelve (12) months following the date of such termination (or, if earlier, the expiration date of the Option); and

(iii)	the Committee may accelerate the vesting of one or more outstanding Awards at such times and in such amounts as it determines in its sole discretion.

(d)

Replacement of Awards. The Committee may, in its absolute discretion, procure that immediately prior to a Change of Control, Participants shall be granted new rights in substitution for all or any part of the Awards they hold, which new rights shall be no less valuable overall than the prior rights at the time of substitution, in which case no accelerated vesting or rights of exercise shall arise under Section 7(c)(i) and the original Awards shall lapse in accordance with this Plan.

(e)

Cashout of Awards. In the event of a Change of Control, the Committee may provide, in its sole discretion, for the settlement of any outstanding Awards in cash or cash equivalents, whether or not then vested or exercisable, and the Awards shall lapse on consummation of such Change of Control.

Section 8. Effect of Termination

(a)

Termination for Cause. Notwithstanding any other provisions of this Plan, and unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated for Cause, Awards granted under this Plan shall lapse immediately.

(b)

Death or Disability. Unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated by reason the Participant’s permanent and total disability, Restricted Stock Units shall vest pro-rata to the time elapsed between Grant Date and the date of termination and to the extent any Option is then vested and exercisable, it shall be exercisable for twelve (12) months following the date of the Optionee’s permanent and total disability. In the case of the Optionee’s death, Restricted Stock Units shall vest in full and Options may be exercised by the Optionee’s designated beneficiary or estate for twelve (12) months following the date of the Optionee’s death by giving written notice to the Committee stating the number of Shares with respect to which the

Option is being exercised and contemporaneously tendering payment, in cash, for the Shares. In no event, however, may an Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii). For purposes of the Plan, “permanent and total disability” shall mean that the Committee has determined that the Participant is disabled within the meaning of Section 22(e)(3) of the Code.

(c)

Other Termination. Unless otherwise determined by the Committee, if a Participant’s Continuous Status as an Employee or Consultant is terminated for any reason other than for Cause, death or permanent and total disability, Restricted Stock Units shall vest pro-rata to the time elapsed between Grant Date and the date of termination and to the extent any Option is then vested and exercisable, it shall be exercisable for twelve (12) months following the date of such termination. In order for an Option to retain its status as an Incentive Stock Option, it must be exercised within three (3) months following the date of termination of an Employee’s employment. In no event, however, may the Option be exercised after the expiration of the Option’s term, as determined under Section 6(d)(iii).

Section 9. Amendment and Termination; Adjustments

(a)

Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i)	would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company; or

(ii)	would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

In no event shall the Board or Committee exercise its discretion to reduce the exercise price of outstanding Options or effect repricing through cancellation and re-grants or cancellation of Options in exchange for cash without shareholder approval.

(b)

Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in the Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award or the Plan, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the written consent of the Participant or holder or beneficiary thereof.

(c)

Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 10. Income and Other Withholdings

In order to comply with all applicable federal or state income tax laws and social security contributions or regulations and (where applicable) the laws and regulations of the United Kingdom and the United States of America and any other relevant country, the Company may take such action as it deems appropriate to ensure that all applicable national, federal or state payroll, withholding, income or other taxes and social security contributions, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of any such taxes or social security contributions to be withheld or collected upon exercise, settlement or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may require the Participant to satisfy such tax obligation and social security contributions by (i) having the Company withhold a portion of the Shares otherwise to be delivered upon exercise or settlement, vesting or the lapse of restrictions relating to such Award with a Fair Market Value equal to the amount of such taxes and social security contributions or (ii) delivering to the Company Shares other than Shares issuable upon exercise, vesting or settlement of or the lapse of restrictions relating to such Award with a Fair Market Value equal to the amount of such taxes and social security contributions required to be withheld; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. Shares withheld or delivered shall be valued at their Fair Market Value as determined by the Committee, in its discretion, as of the date when income is required to be recognized for income tax purposes. The Committee may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. The Participant shall, if so required by the Company or his employer, enter into an agreement or election for the transfer to the employee of the employer’s liability to UK National Insurance Contribution arising on the grant, exercise, vesting, settlement, assignment or cancellation of any Award as permitted by the applicable law for the time being.

Section 11. General Provisions

(a)

No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)

Award Agreement. In connection with each grant of an Award under this Plan, the Participant and the Company shall execute a written agreement (which may be in electronic form) containing such restrictions, terms, and conditions, if any, as the Committee may require. No Participant will have rights under an Award granted to such Participant unless and until and Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c)

Plan Provisions. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, except as set forth in the Award Agreement, the terms of the Plan shall control. In the event, the Plan is silent as to a term, provision or restriction contained in an Award Agreement, the term, provision or restriction of the Award Agreement shall govern. Similarly, in the event the Award Agreement is silent as to a term, provision or restriction contained in the Plan, the term, provision or restriction of the Plan shall govern.

(d)

No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)

No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Employee, Director, Consultant or independent contractor of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment relationship at any time, at will, with or without Cause. In addition, the Company or an Affiliate may at any time terminate a Participant’s employment relationship with the Company or an Affiliate free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)

Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of New York, United States.

(g)

Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j)

Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)

Shareholder Rights. The Participant or other person or entity exercising an Option or holding Restricted Stock Units shall have no rights as a stockholder of record of the Company with respect to Shares issuable pursuant to an Award until such certificate representing Shares, registered in the Participant’s name have been issued to the Participant.

(l)

Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by overnight courier, registered or certified mail, return receipt requested, facsimile or first class mail addressed to the Committee at its offices, which notice shall effective upon its receipt. Each notice shall be addressed to (i) the Participant at the Participant’s last known address as set forth in the books and records of the Company or an Affiliate, if any, or (ii) the Company or the Committee at the principal office of the Company.

(m)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time

(n)	Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

Section 12. Effective Date of the Plan

The Plan shall be effective as of its approval by the shareholders of the Company (the “Effective Date”).

Section 13. Term of the Plan

No Award shall be granted under the Plan after the tenth anniversary of the Effective Date or any earlier date of discontinuation or termination established pursuant to the Plan. No Incentive Stock Option may be granted after the tenth anniversary of the date the Plan is approved by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date.

Section 14. Section 409A of the US Internal Revenue Code

It is intended that this Plan and the Awards granted under the Plan will be exempt from or comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) and the Plan and such Awards shall be interpreted on a basis consistent with such intent. Without limiting the generality of the foregoing, it is intended that any adjustment to an Award made pursuant to Section 4(c), Section 7(d) or otherwise under the Plan will not cause any Award to be treated as deferred compensation subject to Section 409A.

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at 2:00 p.m. local time on Monday, 13 July 2020.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 2:00 p.m. local time on Monday, 13 July 2020 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	Ordinary resolution to re-elect Dr. Lars G. Ekman as a director.
2.	Ordinary resolution to re-elect Mr. Joseph S. Zakrzewski as a director.
3.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”
4.

Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration.

5.	Ordinary resolution to approve the Amarin Corporation plc 2020 Stock Incentive Plan.

Dated this                                               2020

Signature(s)

Notes:

1.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.

The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.

To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 14:00 p.m. on Thursday, July 9, 2020.

6.

A proxy need not be the Chairman of the meeting. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else to act as your proxy, you may strike out the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint to act as your proxy in the space provided. All amendments to this form must be initialed. If you sign and return this form with no name inserted in the space provided, the Chairman of the meeting will be deemed to be your proxy. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares. A proxy need not be a member of the Company but must attend the meeting. Where someone other than the Chairman is appointed as a proxy, the member appointing him/her is responsible for ensuring that they attend the meeting and are aware of his/her voting intentions. If a member wishes his/her proxy to speak on his/her behalf at the meeting, he/she will need to appoint someone other than the Chairman and give his/her instructions directly to them. Due to the public health considerations that led to compulsory measures published to address the spread of the coronavirus (COVID-19) (the “Stay at Home Measures”), in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting and a person other than the Chairman may not be allowed to attend the meeting in person. Accordingly, you are encouraged to appoint the Chairman of the meeting as your proxy.

7.

In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.

Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated. However, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described above.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA